EXECUTION COPY

STOCK PURCHASE AGREEMENT
BY AND AMONG
MEDTECH PRODUCTS INC.,
INSIGHT PHARMACEUTICALS CORPORATION
AND
THE OTHER PARTIES LISTED ON THE SIGNATURE PAGES HERETO

Dated as of April 25, 2014

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5.21 Top Customers and Top Suppliers…………………………………………………………...	39
5.22 Insurance……………………………………………………………………………………..	40
5.23 Product Liability; Product Warranty…………………………………………………………	40
5.24 Brokerage Fees……………………………………………………………………………….	41
5.25 Affiliate Transactions………………………………………………………………………...	41
5.26 Environmental……………………………………………………………………………….	41
5.27 Bank Accounts………………………………………………………………………………	42
5.28 FDA/FTC Regulatory Compliance…………………………………………………………..	42
5.29 No Other Representations or Warranties…………………………………………………….	44
6. Representations and Warranties of Buyer……………………………………………………………	44
6.1 Organization and Authority………………………………………………………………….	44
6.2 Authorization of Transaction………………………………………………………………..	44
6.3 Noncontravention……………………………………………………………………………	45
6.4 No Litigation; No Injunctions……………………………………………………………….	45
6.5 Brokerage Fees………………………………………………………………………………	45
6.6 Investment Intent; Restricted Securities…………………………………………………….	45
6.7 Financing……………………………………………………………………………………	45
6.8 Due Diligence Review……………………………………………………………………….	46
6.9 Solvency……………………………………………………………………………………..	46
6.10 No Other Representations or Warranties…………………………………………………….	46
7. Covenants of the Company, the Sellers and the Sellers Representative……………………………..	46
7.1 Conduct of the Business……………………………………………………………………..	46
7.2 Filings; Consents; Etc………………………………………………………………………..	48
7.3 No Solicitation……………………………………………………………………………….	49
7.4 Updated Disclosures; Interim Financial Statements…………………………………………	49
7.5 Reasonable Access…………………………………………………………………………..	50
7.6 Financing Assistance; Sale Assistance; Etc………………………………………………….	50
8. Covenants of Buyer…………………………………………………………………………………..	52
8.1 Filings; Consents; Etc………………………………………………………………………..	52
8.2 Post-Closing Access to Books and Records………………………………………………….	53
9. Conditions Precedent to the Closing………………………………………………………………….	53
9.1 Conditions Precedent to Each Party’s Obligations…………………………………………...	53
9.2 Conditions Precedent to Obligations of Buyer……………………………………………….	53
9.3 Conditions Precedent to Obligations of the Company and the Sellers……………………….	54
10. Tax Matters…………………………………………………………………………………………...	55
10.1 Tax Indemnification………………………………………………………………………….	55
10.2 Straddle Period……………………………………………………………………………….	55
10.3 Responsibility for Filing Tax Returns……………………………………………………….	55
10.4 Post-Closing Actions…………………………………………………………………………	56
10.5 Cooperation and Records Retention………………………………………………………….	57
10.6 Tax Proceedings………………………………………………………………………………	57
10.7 Adjustments to the Purchase Price…………………………………………………………...	58
10.8 Transfer Taxes……………………………………………………………………………….	58
11. Survival; Indemnification…………………………………………………………………………….	59
11.1 Survival………………………………………………………………………………………	59

11.2 Indemnification by the Sellers……………………………………………………………….	59
11.3 Indemnification by Buyer……………………………………………………………………	60
11.4 Indemnifiable Losses…………………………………………………………………………	60
11.5 Limitations on Indemnification………………………………………………………………	60
11.6 Indemnification Procedures………………………………………………………………….	61
11.7 Calculation of Indemnification Payments……………………………………………………	62
11.8 No Contribution or Circular Recovery……………………………………………………….	63
11.9 Certain Determinations………………………………………………………………………	64
11.10 Mitigation…………………………………………………………………………………….	64
11.11 Exclusive Remedy……………………………………………………………………………	64
12. Termination…………………………………………………………………………………………..	64
12.1 Termination………………………………………………………………………………….	64
12.2 Effect of Termination………………………………………………………………………..	65
13. Miscellaneous………………………………………………………………………………………..	65
13.1 Sellers Representative………………………………………………………………………..	65
13.2 Regulatory Filings……………………………………………………………………………	67
13.3 Press Releases and Announcements…………………………………………………………	69
13.4 Specific Performance………………………………………………………………………..	69
13.5 No Third Party Beneficiaries………………………………………………………………..	70
13.6 Entire Agreement…………………………………………………………………………….	70
13.7 Succession and Assignment…………………………………………………………………..	70
13.8 Counterparts…………………………………………………………………………………..	70
13.9 Notices………………………………………………………………………………………..	70
13.10 Governing Law……………………………………………………………………………….	71
13.11 CONSENT TO JURISDICTION…………………………………………………………….	71
13.12 WAIVER OF TRIAL BY JURY…………………………………………………………….	72
13.13 Amendments and Waivers……………………………………………………………………	72
13.14 Severability…………………………………………………………………………………..	72
13.15 Expenses……………………………………………………………………………………..	73
13.16 Further Assurances…………………………………………………………………………...	73
13.17 Construction…………………………………………………………………………………..	73
13.18 Directors and Officers………………………………………………………………………..	73

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made and entered into as of April 25, 2014, by and among Medtech Products Inc., a Delaware corporation (“Buyer”), Insight Pharmaceuticals Corporation, a Delaware corporation (the “Company”), SPC Partners IV, L.P., a Delaware limited partnership, both as a Seller and in its capacity as the Sellers Representative, and the other signatories hereto (each, individually, a “Seller”, and collectively, the “Sellers”). Buyer, the Company, the Sellers Representative and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
A.    The Company, together with its wholly owned subsidiary, Insight Pharmaceuticals LLC, a Delaware limited liability company (“Insight LLC”), are in the business of developing, having manufactured by third parties, marketing, selling and distributing over-the-counter healthcare products (the “Business”).
B.    The Sellers own all of the issued and outstanding (i) capital stock of the Company, which consists of 1,162,500 shares of Class A common stock, par value $0.001 per share, of the Company (the “Class A Common Stock”), 1,162,500 shares of Class B common stock, par value $0.001 per share, of the Company (the “Class B Common Stock”), and one share of Class C common stock, par value $0.001 per share, of the Company (the “Class C Common Stock”, and together with the Class A Common Stock and the Class B Common Stock, collectively, the “Company Shares”) and (ii) Stock Options of the Company; and the Company owns all of the issued and outstanding Equity Securities of Insight LLC.
C.    The Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Company Shares on the terms and conditions set forth herein.
D.    Concurrently with the execution of this Agreement, (i) Medtech Holdings, Inc., a Delaware corporation and the parent of Buyer, has executed that certain Limited Guaranty in favor of the Sellers Representative (for the benefit of the Sellers) guaranteeing certain obligations of Buyer hereunder, (ii) each of the Employee Restricted Parties has executed a Non-competition, Non-solicitation, Non-disclosure and General Release Agreement, the covenants and obligations of which will be effective upon the Closing (collectively, the “Employee Restrictive Covenant Agreements”), (iii) each of the Restricted Parties has executed a Non-solicitation, Non-disclosure and General Release Agreement, the covenants and obligations of which will be effective upon the Closing (collectively, the “Restrictive Covenant Agreements”), (iv) each of the other Sellers has executed a Confidentiality Agreement and General Release, the covenants and obligations of which will be effective upon the Closing (collectively, the “General Releases”), and (v) each of the Company and its Subsidiaries, as applicable, on the one hand, and the other Persons party to the Existing Related Party Agreements, on the other hand, have executed Contracts pursuant to which each of the Existing Related Party Agreements will be terminated effective upon the Closing (collectively, the “Termination Agreements”).
NOW, THEREFORE, in consideration of the foregoing, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

1.	Definitions.

1.1	Defined Terms. The following terms have the meanings specified or referred to in this Section 1.1:
1.1.1    “409A Authorities” has the meaning set forth in Section 5.17.9.
1.1.2    “Acquisition Proposal” has the meaning set forth in Section 7.3.

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1.1.3    “Actual Company Cash” has the meaning set forth in Section 2.4.1.
1.1.4    “Actual Company Indebtedness” has the meaning set forth in Section 2.4.1.
1.1.5    “Actual Company Transaction Expenses” has the meaning set forth in Section 2.4.1.
1.1.6    “Actual Net Working Capital” has the meaning set forth in Section 2.4.1.
1.1.7    “Affiliate” means, with respect to any particular Person, (i) any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting securities of such other Person, or (iii) any liquidating trust, trustee or other similar person or entity for any Person.
1.1.8    “Agreement” has the meaning set forth in the Preamble.
1.1.9    “Alternative Arrangements” has the meaning set forth in Section 11.7.1.
1.1.10    “ANB” means Associated National Brokerage Inc.
1.1.11    “Ancillary Agreements” has the meaning set forth in Section 4.2.
1.1.12    “Antitrust Filings” has the meaning set forth in Section 13.2.1.
1.1.13    “Arbitrator” has the meaning set forth in Section 2.4.1.
1.1.14    “Authorized Action” has the meaning set forth in Section 13.1.
1.1.15    “Basket” has the meaning set forth in Section 11.5.2.
1.1.16    “Business” has the meaning set forth in the Recitals.
1.1.17    “Business Day” means any day that is not a Saturday, a Sunday or holiday observed by the United States Federal Reserve Board of Governors.
1.1.18    “Business Systems” has the meaning set forth in Section 5.11.7.
1.1.19    “Buyer” has the meaning set forth in the Preamble.
1.1.20    “Buyer Responsible Severance” means the severance obligations, if any, of the Company or its Subsidiaries arising (i) after the Closing and that are due and owing to any person employed by either the Company or its Subsidiaries immediately following the Closing, and (ii) in connection with the termination or resignation of any employee of either the Company or its Subsidiaries at the written request of Buyer.
1.1.21    “Buyer Transaction Expenses” has the meaning set forth in Section 1.1.42.
1.1.22    “Buyer Indemnifiable Losses” has the meaning set forth in Section 11.4.
1.1.23    “Buyer Parties” has the meaning set forth in Section 11.2.1.

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1.1.24    “Cap” has the meaning set forth in Section 11.5.1.
1.1.25    “Cash” means the aggregate amount of cash and cash equivalents (including petty cash, bank account balances and short term investments), plus deposits in transit, less uncashed checks and wires out in transit calculated in accordance with GAAP.
1.1.26    “CERCLA” has the meaning set forth in Section 1.1.61.
1.1.27    “Class A Common Stock” has the meaning set forth in the Recitals.
1.1.28    “Class B Common Stock” has the meaning set forth in the Recitals.
1.1.29    “Class C Common Stock” has the meaning set forth in the Recitals.
1.1.30    “Closing” has the meaning set forth in Section 3.1.
1.1.31    “Closing Date” has the meaning set forth in Section 3.1.
1.1.32    “Closing Date Statement” has the meaning set forth in Section 2.4.1.
1.1.33    “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
1.1.34    “Collection Expenses” has the meaning set forth in Section 11.7.1.
1.1.35    “Company” has the meaning set forth in the Preamble.
1.1.36    “Company Cash True-up” means an amount (which may be negative) equal to (i) the Estimated Company Cash minus (ii) the Actual Company Cash.
1.1.37    “Company Indebtedness True-up” means an amount (which may be negative) equal to (i) the Estimated Company Indebtedness minus (ii) the Actual Company Indebtedness.
1.1.38    “Company Intellectual Property” has the meaning set forth in Section 5.11.2.
1.1.39    “Company Owned Intellectual Property” has the meaning set forth in Section 5.11.3.
1.1.40    “Company Securities” has the meaning set forth in Section 5.4.
1.1.41    “Company Shares” has the meaning set forth in the Recitals.
1.1.42    “Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses, incurred by or on behalf of the Company or any of its Subsidiaries prior to the Closing, or the Sellers, in each case, in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby, or the performance or consummation of the transactions contemplated hereby or thereby that have not been paid as of Closing, including, without duplication (i) investment banking, legal and accounting fees, costs and expenses, (ii) subject to the express provisions of Section 13.2, all fees and expenses associated with obtaining necessary or appropriate consents or approvals of any Governmental Authority, (iii) fees or expenses associated with obtaining the release and termination of any Liens, (iv) all brokers’ or finders’ fees, and (v) all sale, change-of-control, “stay-around,” retention,

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or similar bonuses, compensation or payments to current or former managers, directors, employees and other service providers of the Company or any of its Subsidiaries payable as a result of or in connection with the consummation of the transactions contemplated hereby; provided, that Company Transaction Expenses shall not include any (A) Indebtedness or any amounts taken into account in the final determination of Actual Net Working Capital, (B) third-party out-of-pocket fees, expenses or other amounts incurred by the Company or its Subsidiaries, at or prior to Closing, with respect to the consummation of the transactions contemplated hereby in connection with the financing arranged by Buyer, or (C) Buyer Responsible Severance (such amounts, “Buyer Transaction Expenses”).
1.1.43    “Company Transaction Expenses True-up” means an amount (which may be negative) equal to (i) the Estimated Company Transaction Expenses minus (ii) the Actual Company Transaction Expenses.
1.1.44    “Confidentiality Agreement” has the meaning set forth in Section 7.6.3.
1.1.45    “Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, factoring agreement, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral).
1.1.46    “Copyrights” has the meaning set forth in Section 1.1.109.
1.1.47    “Debt Commitment Letter” has the meaning set forth in Section 6.7.
1.1.48    “Debt Financing Sources” means the banks, financial institutions, and other institutional investors who will provide debt financing pursuant to the Debt Commitment Letter to any of Buyer or its Affiliates in connection with the transactions contemplated hereby, and each of their respective Affiliates and former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives.
1.1.49    “Dietary Supplement” has the meaning set forth in 21 U.S.C. § 321(ff).
1.1.50    “Disclosure Schedule” means the disclosure schedule attached to this Agreement that is arranged in sections corresponding to the numbered sections contained in this Agreement.
1.1.51    “Distributor Contracts” means, collectively, the following Contracts: (i) Distribution and Sales Agreement, dated July 31, 2011, between Insight LLC and ANB, as amended by that certain Amendment, dated January 1, 2013; (ii) Agreement, dated January 1, 2011, between Emerson Group and the Company; (iii) Agreement, dated January 1, 2011, between Emerson Healthcare and the Company; and (iv) Contract for the Fabrication, Packaging, Labeling and Testing of Drug, Natural Health and Medical Device Products in Canada, dated December 6, 2007, between Insight LLC and ANB.
1.1.52    “Drug” has the meaning set forth in 21 U.S.C. § 321(g).
1.1.53    “Emerson Group” means S. Emerson Group Inc.
1.1.54    “Emerson Healthcare” means Emerson Healthcare LLC.
1.1.55    “Employee Restricted Parties” means each of Gary Downing, Jim Berwick, Dennis Kinsey, Jennifer Moyer, and Jeff Vernimb.

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1.1.56    “Employee Restrictive Covenant Agreements” has the meaning set forth in the Recitals.
1.1.57    “Employment Laws” has the meaning set forth in Section 5.16.1.
1.1.58    “Employment Loss” means (i) an employment termination, other than a discharge for cause, voluntary departure, or retirement, (ii) a layoff exceeding six (6) months, or (iii) a reduction in hours of work of more than 50 percent during each month of any 6-month period.
1.1.59    “Enterprise Value” has the meaning set forth in Section 2.1.
1.1.60    “Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging Liability of the Company or any of its Subsidiaries of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the Release of, or exposure of any Person to any Hazardous Materials, or (ii) any actual or alleged non-compliance by the Company or any of its Subsidiaries with any Environmental Law or term or condition of any Environmental Permit.
1.1.61    “Environmental Laws” means all foreign, federal, state and local laws, statutes, regulations, ordinances and rules of common law relating to pollution or protection of the environment, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses, or injuries resulting from the Release or threatened Release of Hazardous Materials and the generation, use, storage, transportation, or disposal of or exposure of any Person to Hazardous Materials in any manner applicable to the Business, the Company or any of its Subsidiaries, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §§ 2601 et seq.) and the Safe Drinking Water Act (42 U.S.C. §§ 300f-§§ 300j-11 et seq.).
1.1.62    “Environmental Notice” means any written directive, notice of violation or infraction, notice of investigation or inquiry, or other notice respecting any Environmental Claim including relating to actual or alleged non-compliance by the Company or any of its Subsidiaries with any Environmental Law or any term or condition of any Environmental Permit.
1.1.63    “Environmental Permit” has the meaning set forth in Section 5.26.1.
1.1.64    “Equity Securities” means any (i) limited liability company interests, stock, shares, partnership interests or other equity securities or capital interests, (ii) warrants, options or other rights to purchase or otherwise acquire securities described in clause (i) of this definition, (iii) equity appreciation rights or profits interests, and (iv) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into securities described in clauses (i), (ii) or (iii) of this definition.
1.1.65    “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

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1.1.66    “ERISA Affiliate” means any business entity that is included in a controlled group of entities within which the Company or any of its Subsidiaries is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Company or any of its Subsidiaries, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Company or any of its Subsidiaries is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with the Company or any of its Subsidiaries pursuant to regulations issued under Section 414(o) of the Code.
1.1.67    “Escrow Account” has the meaning set forth in Section 3.2.2.1.
1.1.68    “Escrow Agent” means Wells Fargo Bank, National Association.
1.1.69    “Escrow Agreement” means the escrow agreement to be entered into by and among Buyer, the Sellers Representative and the Escrow Agent as of the Closing, in substantially the form attached hereto as Exhibit B.
1.1.70    “Estimated Company Cash” has the meaning set forth in Section 2.3.2.
1.1.71    “Estimated Company Indebtedness” has the meaning set forth in Section 2.3.2.
1.1.72    “Estimated Company Transaction Expenses” has the meaning set forth in Section 2.3.2.
1.1.73    “Estimated Net Working Capital” has the meaning set forth in Section 2.3.2.
1.1.74    “Estimated Net Working Capital Adjustment” means an amount (which may be negative number) equal to (i) the Estimated Net Working Capital minus (ii) the Target Net Working Capital.
1.1.75    “Estimated Payment” means an amount equal to the Enterprise Value, minus the Indemnity Escrow Amount, minus the NWC Escrow Amount, plus the Estimated Net Working Capital Adjustment, minus the Estimated Company Indebtedness, plus the Estimated Company Cash, minus the Estimated Company Transaction Expenses.
1.1.76    “Estimated Payment Adjustment” means an amount (which may be a negative number) equal to the sum of (i) the Net Working Capital True-up, plus (ii) the Company Indebtedness True-up, plus (iii) the Company Transaction Expenses True-up, minus (iv) the Company Cash True-up.
1.1.77    “Estimated Payment Decrease” means the Estimated Payment Adjustment, if such amount is a negative number.
1.1.78    “Estimated Payment Increase” means the Estimated Payment Adjustment, if such amount is a positive number.
1.1.79    “Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).
1.1.80    “Existing Matter” has the meaning set forth in Section 7.4.1.
1.1.81    “Existing Related Party Agreements” means the existing agreements (whether oral or written) by and between the Company or any of its Subsidiaries (on the one hand) and any Seller or any employee, officer, director or manager of the Company or any of its Subsidiaries (on the other hand),

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and other agreements, in each case, which are set forth on Schedule 1.1.81 and shall be terminated at or prior to Closing.
1.1.82    “Extended Representations” has the meaning set forth in Section 11.1.3.
1.1.83    “FDA” means the United States Food and Drug Administration.
1.1.84    “FDA Applications” means all investigational new drug applications, new drug applications, supplemental new drug applications, drug master files, abbreviated new drug applications, device premarketing applications, and all supplements or amendments thereto.
1.1.85    “FDA Law and Regulation” has the meaning set forth in Section 5.28.1.
1.1.86    “FDA Registrations” means all establishment registrations, annual drug or device listings, as defined in 21 C.F.R. §§ 207, 807, and all supplements or amendments thereto.
1.1.87    “FD&C Act” has the meaning set forth in Section 5.28.1.
1.1.88    “Financial Statements” has the meaning set forth in Section 5.6.
1.1.89    “Financing” has the meaning set forth in Section 7.6.1.
1.1.90    “FTC” means the United States Federal Trade Commission.
1.1.91    “FTC Act” means the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended.
1.1.92    “Fundamental Representations” means the representations and warranties contained in Sections 4.1 (Company Shares), 4.2 (Authorization of Transaction), 4.5 (Brokerage Fees), 5.1 (Organization, Qualification and Authority), 5.2 (Authorization of Transaction), 5.4 (Capitalization) and 5.24 (Brokerage Fees).
1.1.93    “GAAP” means United States generally accepted accounting principles applied in a manner consistent with the Company’s past practices.
1.1.94    “General Releases” has the meaning set forth in the Recitals.
1.1.95    “General Survival Date” has the meaning set forth in Section 11.1.2.
1.1.96    “Governmental Authority” means (i) the United States, (ii) any federal, state, provincial, municipal, local or foreign government or any governmental or quasi-governmental authority of any nature, (iii) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, standards, regulatory or taxing authority, or (iv) any subdivision, agency, department, branch, official, bureau, commission, board, court, tribunal, judicial or arbitral body or other instrumentality or authority of any of the foregoing.
1.1.97    “Hazardous Materials” means (i) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “medical waste,” “toxic pollutants,” “contaminants,” “pollutants,” “toxic substances,” or words of similar meaning under any applicable Environmental Law due to its dangerous or deleterious properties, (ii) any oil, petroleum, petroleum product or petroleum derived substance, (iii) asbestos containing materials, (iv) polychlorinated

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biphenyls, and (v) any other chemical, material or substance prohibited, limited, or regulated by any Governmental Authority due to its dangerous or deleterious properties.
1.1.98    “HIPAA” has the meaning set forth in Section 5.17.8.
1.1.99    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
1.1.100    “HSR Filings” has the meaning set forth in Section 13.2.1.
1.1.101    “Income Tax Return” means any tax return, declaration, statement, form or other document related to Income Taxes.
1.1.102    “Income Taxes” means Taxes imposed on net income.
1.1.103    “Indebtedness” means, with respect to any Person, without duplication, all liabilities or obligations of such Person: (i) for borrowed money (excluding all Current Liabilities); (ii) evidenced by bonds, debentures, notes or other similar instruments or under interest rate, currency swap or similar hedging arrangements; (iii) under letters of credit, to the extent drawn; (iv) for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, to the extent not evidenced by a Current Liability (including any so-called “earn-out” or similar payments or obligations at the maximum amount payable in respect thereof); (v) created or arising under any conditional sale or other title retention agreement with respect to acquired property; (vi) under leases that have been treated as capital leases by the Company or any of its Subsidiaries; (vii) secured by a Lien on any of such Person’s assets (except for any Permitted Lien); (viii) for underfunded employee pension benefit plans; (ix) the case of the Company or any of its Subsidiaries, for management or advisory fees owed or otherwise due to any Affiliate of any Seller that remain unpaid as of the Closing; (x) for accrued but unpaid interest and unpaid prepayment penalties or premiums, expenses or other amounts that are payable in connection with the retirement of or prepayment in respect of any of the foregoing; or (xi) for guarantees of another Person in respect of any of the foregoing.
1.1.104    “Indemnifiable Losses” has the meaning set forth in Section 11.4.
1.1.105    “Indemnified Party” has the meaning set forth in Section 11.6.1.
1.1.106    “Indemnifying Party” has the meaning set forth in Section 11.6.1.
1.1.107    “Indemnity Escrow Amount” means Thirty-Two Million Dollars ($32,000,000).
1.1.108    “Insight LLC” has the meaning set forth in the Recitals.
1.1.109    “Intellectual Property” means the entire right, title, and interest in and to all intellectual property rights or proprietary rights of every kind and nature however denominated, throughout the world, including: (i) patents, patent applications, designs and, any other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences of the foregoing) (collectively, “Patents”), inventions and discoveries (whether or not patentable), and licenses to any of the foregoing; (ii) registered and unregistered trademarks, service marks, trade names, brands, trade dress, logos, 1-800, 1-888, 1-877 and other “vanity” telephone numbers, social media accounts (including, Facebook, Twitter and comparable services) and other source identifiers, including

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applications for registration of same, licenses to any of the foregoing, and the goodwill associated therewith or related thereto for all of the foregoing (collectively, “Trademarks”); (iii) copyrights, copyrightable works and mask works and any moral rights associated therewith, including copyrights in fabric patterns, photographs, fabric design libraries, computer software, programs, databases, Internet websites, web content, firmware, operating systems and specifications, designs, design tools, templates, menus, buttons, icons and user interfaces, in any form or format, however fixed, and documentation, source code listings, descriptions, flow-charts, manuals and other work product related to or associated with any of the foregoing, and registrations and applications for registration with any of the foregoing (collectively, “Copyrights”), and licenses with any of the foregoing; (iv) proprietary information, know-how, trade secrets, technology, formulae, processes, methods, techniques, discoveries, innovations, databases, data, notes, reports, drawings, ideas, research and development, works, models, designs, works-in-progress, customer and supplier lists, specifications, creations, algorithms, compositions, confidential business information, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals and other proprietary information and work product therefor, and any tangible embodiments of the above, in any form or medium; (v) domain names, web site addresses and uniform resource locators, and registrations and applications for registration of the foregoing; (vi) rights of privacy and publicity; (vii) Software and licenses thereto; (viii) all other proprietary rights related to any form of intellectual property; (ix) recordations and common-law rights and contractual rights relating to any of the foregoing; and (x) actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.
1.1.110    “Intellectual Property Agreements” means all Contracts related to Intellectual Property, including all: (i) licenses of Intellectual Property by the Company or any of its Subsidiaries to any third party; and (ii) licenses of Intellectual Property by any third party to the Company or any of its Subsidiaries.
1.1.111    “Interim Financial Statements” has the meaning set forth in Section 7.4.2.
1.1.112    “Inventory” means the inventory (including packaging materials, raw materials, work-in-process and finished goods) owned by the Company or any of its Subsidiaries used in or related to the Business, including any such inventory owned by the Company or any of its Subsidiaries that is located at a third-party warehouse, facility or other property.
1.1.113    “Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition (whether by loan, contribution of capital, exchange or otherwise) by such Person of any notes, obligations, instruments, stock, securities or other ownership interests (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.
1.1.114    “Key Employee” means each of Gary Downing, Jim Berwick, Dennis Kinsey, Jennifer Moyer, and Umberto (Al) Parrotta.
1.1.115    “Knowledge of the Company”, “Company’s Knowledge” or similar phrases means the actual knowledge of Gary Downing, Jim Berwick, Dennis Kinsey, Jennifer Moyer, and Umberto (Al) Parrotta, and, unless otherwise explicitly set forth herein, the knowledge that each such person would have after a reasonable inquiry by such person.
1.1.116    “Latest Audited Balance Sheet” has the meaning set forth in Section 5.6.

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1.1.117    “Latest Balance Sheet” has the meaning set forth in Section 5.6.
1.1.118    “Law” means each provision of any federal, state, provincial, municipal, local or foreign law, statute, ordinance, order, judgment, common law, code, rule, official standard or regulation, enacted, enforced, entered, promulgated or issued by any Governmental Authority.
1.1.119    “Leased Real Property” has the meaning set forth in Section 5.10.
1.1.120    “Leases” means all written or oral leases, subleases, licenses, concessions and other agreements (including all amendments, extensions, renewals, guarantees and other agreements with respect thereto) pursuant to which the Company or any of its Subsidiaries holds, uses, occupies or possesses any Leased Real Property.
1.1.121    “Liability” means, with respect to any Person, any liability, obligation, Indebtedness, claim, damage, loss or expense of such Person (whether known or unknown, whether asserted or unasserted, whether determined, undetermined or determinable, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether matured or unmatured), and which, for purposes of clarity, includes Taxes.
1.1.122    “Lien” means any mortgage, pledge, hypothecation, security interest or encumbrance or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Subsidiaries, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code (or similar Law). For the avoidance of doubt, a license of Intellectual Property shall not be deemed to be a Lien.
1.1.123    “Listed IP” has the meaning set forth in Section 5.11.1.
1.1.124    “Litigation” has the meaning set forth in Section 7.4.1.
1.1.125    “Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, orders, stipulations, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, and fees, including court costs and reasonable attorneys’ fees and expenses.
1.1.126    “Marketing Period” means the first period of twenty (20) consecutive Business Days (without counting July 3, 2014 as a Business Day but, for the avoidance of doubt, such non-counting of July 3, 2014 as a Business Day shall not stop the consecutive nature of the other Business Days before and after July 3, 2013, and it being understood and agreed that if such twenty (20) consecutive Business Day period does not end prior to August 20, 2014, it shall not be deemed to commence until after September 2, 2014) after the date of this Agreement beginning on the first day on which (i) Buyer shall have the Required Financial Information and during which period such information shall not contain any material misstatement of fact or omit to state any material fact necessary to make such information not misleading in any material respect (provided, that (A) the Required Financial Information that is forward-looking information shall not fail to satisfy this clause (i) as long as it is prepared and provided in good faith based upon assumptions that Company believes to be reasonable at the time such information is made available by the Company to Buyer; it being understood that (y) such information is as to future events and are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the Company’s control and (z) no assurance can be given that any particular financial projections will be realized, and that actual results

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during the period or periods covered by any such information may differ significantly from the projected results, and such differences may be material) and (B) if the Company shall in good faith reasonably believe it has provided the Required Financial Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with such obligation to provide the Required Financial Information on the date specified in such notice unless Buyer in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information and within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information the Company has not delivered)); and (ii) the conditions set forth in Sections 9.1 and 9.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the other conditions set forth in Section 9.2.1 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such twenty (20) consecutive Business Day period. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced (x) if prior to the completion of the Marketing Period, the Company’s auditors shall have withdrawn any audit opinion contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the Company’s auditors or another independent public accounting firm reasonably acceptable to Buyer (it being understood and agreed that any of the “Big Four” accounting firms are acceptable to Buyer) or (y) if prior to the completion of the Marketing Period, the Company or any of its Subsidiaries issues a public written statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; provided, further, that the Marketing Period shall end on any earlier date on which the proceeds of the Financing are obtained.
1.1.127    “Material Adverse Effect” means any event, change or occurrence that, individually or together with any one or more other events, changes or occurrences, has had, or would reasonably be expected to have, a material adverse effect upon the assets, financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, or on the ability of any of the Parties to consummate the transactions contemplated hereby; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any event, change or occurrence arising from or relating to (A) changes in general business or economic conditions, (B) the commencement, occurrence, continuation or intensification of any national or international political conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (C) changes in GAAP (or analogous accounting standards) or the enforcement thereof, in each case, after the date of this Agreement, (D) the occurrence of any earthquakes, hurricanes, pandemics or other natural disasters, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis, (E) changes in the financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index), and/or (F) changes in Law or the enforcement thereof, in each case, after the date of this Agreement; (ii) any event, change or occurrence arising from or relating to the execution, public announcement, pendency or performance of this Agreement or compliance with the provisions hereof;

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(iii) the failure, in and of itself, by the Company or a Subsidiary of the Company to meet its internal financial projections, plans or forecasts for any period (but not the underlying causes thereof, which may, subject to the rest of this definition, be considered in determining whether there has been a Material Adverse Effect; (iv) any action taken by any Seller, the Company or any of the Subsidiaries of the Company, (A) required to satisfy their respective obligations under this Agreement or (B) at the specific written direction or with the written consent of Buyer; provided further, that clause (i) above shall not result in the exclusion of any event, change or occurrence to the extent it disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to the other companies in the industries in which the Company and its Subsidiaries operate.
1.1.128    “Material Contracts” has the meaning set forth in Section 5.12.1.
1.1.129    “Merger Control Law” means the HSR Act and any other applicable competition, merger control, antitrust or similar Law.
1.1.130    “Merger Control Law Fees” means the filing fees due under the terms of the HSR Act or any other applicable Merger Control Law in connection with the consummation of the Proposed Transactions.
1.1.131    “Multiemployer Plan” has the meaning set forth in Section 5.17.6.
1.1.132    “Net Working Capital” has the meaning set forth in Exhibit A attached hereto.
1.1.133    “Net Working Capital True-up” means an amount equal to (i) the Actual Net Working Capital minus (ii) the Estimated Net Working Capital.
1.1.134    “New Matter” has the meaning set forth in Section 7.4.1.
1.1.135    “Non-Income Taxes” means any Taxes that are not Income Taxes.
1.1.136    “Notice” has the meaning set forth in Section 2.4.1.
1.1.137    “Notice Period” has the meaning set forth in Section 2.4.1.
1.1.138    “NWC Escrow Amount” means One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).
1.1.139    “NWC Escrow Shortfall” has the meaning set forth in Section 2.4.2.2.
1.1.140    “Operating Budget” has the meaning set forth in Section 7.1.10.
1.1.141    “Optionholder” means a holder of Stock Options. For the avoidance of doubt, each Optionholder shall be a “Seller” hereunder.
1.1.142    “Ordinary Course of Business” means an action that is taken in the ordinary course of business and is consistent with the past customs and practices of the Company and its Subsidiaries in the normal day-to-day operation of the Business.
1.1.143    “Organizational Documents” means: (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to any other entity, each charter, certificate of formation, articles or certificate of partnership, partnership agreement, joint venture agreement,

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operating agreement and similar document, as applicable, adopted or filed in connection with the creation, formation or organization of such entity; and (iii) any amendment to any of the foregoing.
1.1.144    “Outside Date” has the meaning set forth in Section 12.1.2.
1.1.145    “Party” and “Parties” each have the meaning set forth in the Preamble.
1.1.146    “Patents” has the meaning set forth in Section 1.1.109.
1.1.147    “PEO Plan” means: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA, each determined without regard to whether such plan is subject to ERISA; and (ii) any other pension, retirement, thrift, saving, profit sharing, welfare, wellness, medical, voluntary employees’ beneficiary association or related trust, disability, group insurance, life insurance, severance pay,  deferred compensation, flexible benefit, excess or supplemental benefit, vacation, equity-related, stock option, phantom stock, supplemental unemployment, layoff, “golden parachute”, incentive or retention plan, fund, contract, policy, program, practice, agreement, understanding, arrangement or scheme, employment agreement or material fringe benefit plan, fund, contract, policy, program, practice, agreement, understanding, arrangement or scheme, in each case maintained by a professional employer organization for the benefit of current or former employees of the Company or any of its Subsidiaries.
1.1.148    “Permits” has the meaning set forth in Section 5.18.
1.1.149    “Permitted Liens” means (i) statutory Liens for Taxes or other governmental charges, assessments or levies that (A) are not yet due and payable or (B) are being contested in good faith through appropriate proceedings and for which reserves have been established in accordance with GAAP, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable which are not material, individually or in the aggregate, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current occupation and use of the Leased Real Property, (iv) purchase money Liens securing rental payments under capital lease arrangements, (v) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (vi) Liens identified on title policies or preliminary title reports or other documents or writings included in the public records, (vii) restrictions under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and other applicable securities laws, and (viii) any other Liens set forth in Section 1.1.149 of the Disclosure Schedule.
1.1.150    “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority (whether foreign, federal, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).
1.1.151    “Plan” means: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA, each determined without regard to whether such plan is subject to ERISA; and (ii) any other pension, retirement, thrift, saving, profit sharing, welfare, wellness, medical, voluntary employees’ beneficiary association or related trust, disability, group insurance, life insurance, severance pay, deferred compensation, flexible benefit, excess or supplemental benefit, vacation, equity-related, stock option, phantom stock, supplemental unemployment, layoff, “golden parachute”, incentive or retention plan, fund, contract, policy, program,

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practice, agreement, understanding, arrangement or scheme, employment agreement or material fringe benefit plan, fund, contract, policy, program, practice, agreement, understanding, arrangement or scheme, in either case (x) to which the Company, any of its Subsidiaries is a party or sponsoring, participating or contributing employer or by which any of them is bound as of the date of this Agreement or (y) to which the Company, any of its Subsidiaries may otherwise have any Liability (including on account of any of its Subsidiaries or any past or present ERISA Affiliate), but excluding any PEO Plans.
1.1.152    “Pre-Closing Period” means any taxable period ending on or before the Closing Date.
1.1.153    “Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on the Company or any of its Subsidiaries for any and all Pre-Closing Periods, (ii) any and all Taxes of or imposed on the Company or any of its Subsidiaries for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 10.2 hereof), (iii) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Law) of which the Company or any of its Subsidiaries (or any predecessor of the Company or any of its Subsidiaries) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (iv) any and all Taxes of or imposed on the Company or any of its Subsidiaries as a result of transferee, successor or similar liability (including bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date, (v) any and all Transfer Taxes required to be paid by the Sellers pursuant to Section 10.8, and (vi) any and all amounts required to be paid by the Company or any of its Subsidiaries pursuant to any Tax Sharing Agreement (that the Company or any of its Subsidiaries was a party to on the Closing Date); provided, however, that Pre-Closing Taxes shall not include Taxes to the extent such Taxes are reflected in the Actual Net Working Capital. Notwithstanding anything to the contrary set forth herein: (x) in determining U.S. federal and applicable state, local and foreign Income Taxes of or imposed on the Company or any of its Subsidiaries pursuant to this definition related or attributable to an interest in any entity treated as a partnership for U.S. federal or state, local or foreign income Tax purposes, the taxable income of the Company and its Subsidiaries shall be determined as if the taxable year of the entity treated as such a partnership closed on the Closing Date; and (y) “Pre-Closing Taxes” means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period ending after the Closing Date.
1.1.154    “Proposed Transactions” has the meaning set forth in Section 13.2.1.
1.1.155    “Pro Rata Portion” means, as to each Seller, that percentage that is based on such Seller’s pro rata portion of the proceeds payable hereunder to such Seller and is set forth next to such Seller’s name on Exhibit C attached hereto, which Exhibit C shall be provided by the Sellers Representative to Buyer at least three (3) Business Days prior to Closing.
1.1.156    “Reasonable Efforts” shall mean the good faith commercially reasonable efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances.
1.1.157    “Release” has the same meaning as used in CERCLA.
1.1.158    “Required Financial Information” means (i) all customary financial information of the Company and its Subsidiaries that is required to permit Buyer to prepare the pro forma consolidated balance sheet and related pro forma consolidated statement of income required to satisfy the condition

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set forth in Section 6 of Exhibit C to the Debt Commitment Letter as in effect on the date hereof and (ii) the audited and unaudited consolidated balance sheets of the Company and its Subsidiaries and related audited and unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries, in each case required for buyer to comply with the condition set forth in Section 8 of Exhibit C to the Debt Commitment Letter as in effect on the date hereof.
1.1.159    “Resolution Period” has the meaning set forth in Section 2.4.1.
1.1.160    “Restricted Parties” means, collectively, each of SPC Partners IV, L.P. and 1829356 Ontario Limited.
1.1.161    “Restrictive Covenant Agreements” has the meaning set forth in the Recitals.
1.1.162    “Sale” has the meaning set forth in Section 7.6.2.
1.1.163    “Securities Act” has the meaning set forth in Section 1.1.149.
1.1.164    “Seller” and “Sellers” each have the meaning set forth in the Preamble.
1.1.165    “Seller Indemnifiable Losses” has the meaning set forth in Section 11.4.
1.1.166    “Sellers’ Counsel” has the meaning set forth in Section 13.1.6.
1.1.167    “Sellers Representative” has the meaning set forth in Section 13.1.1.
1.1.168    “Sellers Representative Agreement” has the meaning set forth in Section 13.1.
1.1.169    “Sellers Representative Amount” means Two Million Dollars ($2,000,000).
1.1.170    “Software” means all (i) computer programs, whether in source code or object code, (ii) descriptions, flow charts and other work products used to design, plan or develop any of the foregoing and (iii) data and documentation relating to any of the foregoing.
1.1.171    “Specified Representations” has the meaning set forth in Section 7.4.1.
1.1.172    “Stock Option Plan” means the Company’s Amended and Restated 2009 Stock Option Plan.
1.1.173    “Stock Options” means each outstanding option to purchase Company Shares, including under the Stock Option Plan.
1.1.174    “Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.
1.1.175    “Subsidiaries” means, with respect to any Person, any business entity of which (i) if the business entity is a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if the business entity is a joint venture, fifty percent (50%) or more of the total controlling interest of such entity is at the time the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person

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or a combination thereof, or (iii) if the business entity is a limited liability company, partnership, or association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
1.1.176     “Target Net Working Capital” means an amount equal to Thirty Seven Million Two Hundred Fifty Two Thousand Dollars ($37,252,000).
1.1.177    “Tax” and “Taxes” means any taxes, charges, withholdings, fees, penalties, additions, interest or other assessments of any kind whatsoever imposed by any Taxing Authority, including those related to income, gross receipts, gross income, premium, windfall profits, environmental, customs duties, stamp, severance, profits, withholding, payroll, employment, occupation, sales, use, value added, alternative or add-on minimum, estimated, excise, services, valuation, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, transfer or franchise.
1.1.178    “Tax Benefit” has the meaning set forth in Section 11.7.2.
1.1.179    “Tax Claim Notice” has the meaning set forth in Section 10.6.1.
1.1.180    “Tax Contest” has the meaning set forth in Section 10.6.1.
1.1.181    “Tax Returns” means all tax returns, declarations, statements, forms or other documents required to be filed with or supplied to any Taxing Authority.
1.1.182    “Tax Sharing Agreement” shall mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document and excluding any such agreement entered into in the Ordinary Course of Business and not primarily related to Taxes), other than this Agreement.
1.1.183    “Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.
1.1.184    “Termination Agreements” has the meaning set forth in the Recitals.
1.1.185    “Third Party Claim” has the meaning set forth in Section 11.6.1.
1.1.186    “Top Customers” has the meaning set forth in Section 5.21.
1.1.187    “Top Suppliers” has the meaning set forth in Section 5.21.2.
1.1.188    “Trademarks” has the meaning set forth in Section 1.1.109.
1.1.189    “Transfer Taxes” has the meaning set forth in Section 10.8.
1.1.190    “Unaudited Financial Statements” has the meaning set forth in Section 5.6.
1.1.191    “Updated Disclosures” has the meaning set forth in Section 7.4.1.

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1.1.192    “U.S. Economic Sanctions” has the meaning set forth in Section 5.20.2.
1.1.193    “WARN Laws” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., and all similar foreign, state or local Laws.

1.2	Other Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided for herein, the meaning customarily given to such term under GAAP.

2.	Purchase and Sale.

2.1
Purchase and Sale. Subject to the provisions of this Agreement, at the Closing Buyer will purchase and accept from the Sellers, and the Sellers will sell, transfer, convey and assign to Buyer, free and clear of any and all Liens other than restrictions under the Securities Act and other applicable securities Laws, the Company Shares. As consideration for the purchase of the Company Shares at the Closing, subject to the provisions of this Agreement and the adjustments and payments set forth in Sections 2.3 and 2.4, Buyer shall pay the Sellers and the Persons identified in Sections 2.3 and 2.4 an aggregate amount equal to Seven Hundred Fifty Million Dollars ($750,000,000) (the “Enterprise Value”).

2.2
Stock Options. Each Optionholder agrees that his or her unexercised Stock Options outstanding immediately prior to the Closing shall be cancelled at the Closing in exchange for him or her being entitled to receive payment in accordance with the Pro Rata Portion set forth next to his or her name on Exhibit C hereto. At the Closing, each such Stock Option shall be converted into the right to receive an amount in cash (with the Company withholding from the payment(s) made to each Optionholder a portion of such amount for any applicable withholding Tax and such withheld amount(s) being treated for all purposes of this Agreement as having been paid to the Optionholder in respect of which such deduction and withholding was made) equal to the amounts set forth on Exhibit C, less (i) a portion thereof to be contributed to the Indemnity Escrow Amount in accordance with the applicable Optionholder’s Pro Rata Portion, less (ii) a portion thereof to be contributed to the NWC Escrow Amount in accordance with the applicable Optionholder’s Pro Rata Portion, less (iii) a portion thereof to be contributed to the Sellers Representative Amount in accordance with the applicable Optionholder’s Pro Rata Portion. The Company shall make timely payment to the appropriate Taxing Authority or Taxing Authorities of any amounts withheld from payment to the Optionholders under this Section 2.2. Each such Stock Option shall be cancelled at the Closing and all rights attached to such Stock Options shall be waived and released and the only right each Optionholder shall have thereafter with respect thereto is the right to receive such Optionholder’s Pro Rata Portion of the Estimated Payment, the Estimated Payment Increase (if any), the Sellers Representative Amount, the NWC Escrow Amount, and the Indemnity Escrow Amount in accordance with this Agreement and the Escrow Agreement, as applicable.

2.3	Payments at Closing.
2.3.1    Subject to adjustment pursuant to this Section 2.3 and Section 2.4, at the Closing, Buyer shall (i) pay to the payees thereof the amount of Estimated Company Indebtedness by wire transfer of immediately available funds to an account or accounts designated by the payees of such Estimated Company Indebtedness, (ii) pay to the payees thereof the amount of the Estimated Company Transaction Expenses by wire transfer of immediately available funds to an account or accounts designated by the payees of such Estimated Company Transaction Expenses, (iii) pay to the Escrow Agent by wire transfer of immediately available funds the Indemnity Escrow Amount, to be received, held and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement, (iv) pay to the Escrow Agent by wire

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transfer of immediately available funds the NWC Escrow Amount, to be received, held and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement, (v) pay to the Sellers Representative the Sellers Representative Amount, to be received, held and disbursed in accordance with the terms of this Agreement and the Sellers Representative Agreement, (vi) pay to each Seller who is not an Optionholder such Seller’s Pro Rata Portion of the Estimated Payment by wire transfer of immediately available funds to an account or accounts designated by such Seller and (vii) pay to the Company (for disbursement to the Optionholders in accordance with the Company’s ordinary payroll practices and Section 2.2) the aggregate Pro Rata Portion of the Estimated Payment for each Optionholder by wire transfer of immediately available funds to an account or accounts designated by the Company.
2.3.2    Within ten (10) Business Days prior to the Closing, but in no event less than three (3) Business Days prior to the Closing, the Sellers Representative shall provide Buyer with a good faith estimate of: (i) Net Working Capital as of the Closing (the “Estimated Net Working Capital”), (ii) the amount of Indebtedness of the Company and its Subsidiaries as of the Closing (the “Estimated Company Indebtedness”), including the amount of such Indebtedness that is to be repaid at the Closing (the “Indebtedness to be Repaid”), (iii) the amount of Cash of the Company and its Subsidiaries as of the Closing (the “Estimated Company Cash”) and (iv) the amount of Company Transaction Expenses as of the Closing (the “Estimated Company Transaction Expenses”). Prior to the Closing, Buyer shall have the right to review and comment upon each such good faith estimate and the Sellers Representative shall, acting in good faith, incorporate Buyer’s comments into such estimates to the extent that the Sellers Representative deems such comments to be reasonable.

2.4	Post-Closing Adjustments.
2.4.1    Within forty-five (45) days after the Closing Date, Buyer shall deliver to the Sellers Representative a statement (the “Closing Date Statement”) setting forth Buyer’s calculation of: (i) the actual Net Working Capital as of the Closing (the “Actual Net Working Capital”), (ii) the actual amount of Indebtedness of the Company and its Subsidiaries as of the Closing (the “Actual Company Indebtedness”), (iii) the actual amount of Cash of the Company and its Subsidiaries as of the Closing (the “Actual Company Cash”) and (iv) the actual amount of Company Transaction Expenses as of the Closing (the “Actual Company Transaction Expenses”). If the Sellers Representative has any objections to the Closing Date Statement as prepared by Buyer, the Sellers Representative may, within forty-five (45) days after the Sellers Representative’s receipt thereof (the “Notice Period”), give written notice (the “Notice”) to Buyer specifying in reasonable detail such objections and the basis therefor, and the calculations which the Sellers Representative has determined in good faith are necessary to eliminate such objections. If the Sellers Representative does not deliver the Notice within the Notice Period, Buyer’s determinations in the Closing Date Statement shall be final, binding and conclusive on the Parties. If the Sellers Representative provides the Notice within the Notice Period, the Sellers Representative and Buyer shall negotiate in good faith during the fifteen (15)-Business Day period after the date of Buyer’s receipt of the Notice (the “Resolution Period”) to resolve any disputes regarding the Closing Date Statement. If the Sellers Representative and Buyer are unable to resolve all such disputes within the Resolution Period, then within fifteen (15) Business Days after the expiration of the Resolution Period, all unresolved disputes shall be submitted to an independent accounting firm, to be mutually agreed upon by the Sellers Representative and Buyer (the “Arbitrator”), who shall be engaged to provide a final, binding and conclusive resolution of all such unresolved disputes within thirty (30) Business Days after such engagement. The Arbitrator shall act as an independent arbitrator to determine, based solely on the presentations by the Sellers Representative and Buyer and not by independent review, only those issues that remain in dispute, and the Arbitrator may not assign a value to any particular item that is greater than the greatest value for such item claimed by either Buyer or the Sellers Representative or less than the lowest value for such item claimed by either Buyer or the Sellers Representative, in

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each case, as presented to the Arbitrator. Upon the final resolution of all such disputed items, the Arbitrator shall issue a written report detailing its final calculation of such disputed items. The determination of the Arbitrator shall be final, binding and conclusive on the Parties, and the fees and expenses of the Arbitrator shall be borne by the Sellers (on the one hand) and Buyer (on the other hand) in proportion to the amounts by which their proposals differed from the Arbitrator’s final determination. In connection with the resolution of any such dispute, each Party (the Sellers on the one hand and Buyer on the other) shall pay its own fees and expenses, including legal, accounting and consultant fees and expenses. Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Closing Date Statement shall be resolved as set forth in this Section 2.4.
2.4.2    Within five (5) Business Days after the earlier to occur of: (x) the expiration of the Notice Period, if no Notice is delivered by the Sellers Representative to Buyer by such date, and (y) the final resolution of all disputes regarding the Closing Date Statement pursuant to Section 2.4.1 above:
2.4.2.1    if such post-Closing adjustments result in an Estimated Payment Increase, then (i) Buyer shall pay each Seller (or, in the case of a Seller that is an Optionholder, to the Company for disbursement to such Optionholder in accordance with the Company’s ordinary payroll practices and Section 2.2), such Seller’s Pro Rata Portion of the Estimated Payment Increase by wire transfer of immediately available funds to the bank accounts designated by the Sellers Representative (or, in the case of a Seller that is an Optionholder, the Company) and (ii) Buyer and the Sellers Representative shall direct the Escrow Agent to disburse to the Sellers Representative (for the account of the Sellers) the NWC Escrow Amount by wire transfer of immediately available funds to a bank account designated by the Sellers Representative; and
2.4.2.2    if such post-Closing adjustments result in an Estimated Payment Decrease, then Buyer and the Sellers Representative shall direct the Escrow Agent to disburse to Buyer an amount equal to the Estimated Payment Decrease from the NWC Escrow Amount by wire transfer of immediately available funds to a bank account designated by Buyer; provided that, if the NWC Escrow Amount is insufficient to satisfy any such Estimated Payment Decrease (a “NWC Escrow Shortfall”), then at Buyer’s option (i) Buyer and the Sellers Representative shall direct the Escrow Agent to disburse to Buyer an amount equal to the NWC Escrow Shortfall (or any portion thereof) from the Indemnity Escrow Amount by wire transfer of immediately available funds to a bank account designated by Buyer and/or (ii) Buyer may recover the NWC Escrow Shortfall (or any portion thereof) directly from the Sellers and the Sellers in such event shall be severally but not jointly obligated, in accordance with each Seller’s Pro Rata Portion, to pay to Buyer by wire transfer of immediately available funds to a bank account designated by Buyer the NWC Escrow Shortfall or portion thereof, as applicable.

3.	Closing.

3.1
Closing Date. The Closing of the purchase and sale of the Company Shares contemplated hereby (the “Closing”) will take place at the offices of Reed Smith LLP, 10 South Wacker Drive, 40th Floor, Chicago, Illinois, on the date on which the last of the conditions set forth in Section 9 has been satisfied or waived (other than the conditions with respect to actions of the respective Parties to be taken at the Closing itself), or at such other location and on such other date as the Parties may mutually agree upon (the “Closing Date”); provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Section 9, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied or waived at the Closing), the Closing shall take place instead on the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Buyer to the Sellers

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Representative on no less than three (3) Business Days’ written notice to the Sellers Representative and (ii) the last day of the Marketing Period, but in each case subject to the satisfaction or waiver of the conditions set forth in Section 9. The Closing shall be effective as of 12:01 A.M., Chicago time, on the Closing Date; provided, that the representations and warranties of the Parties herein shall be effective as of the time the Closing occurs on the Closing Date.

3.2	Closing Deliveries.
3.2.3    At the Closing, the following items will be delivered to Buyer:
3.2.3.3    each Seller shall deliver original certificates evidencing all of Company Shares held by such Seller, together with customary assignments separate from certificate or other customary transfer documents from such Seller relating to such Company Shares;
3.2.3.4    the Company shall deliver customary pay-off letters and customary Lien releases regarding all Indebtedness to be Repaid, indicating that upon payment of a specified amount (subject to a per diem increase, if applicable), the holder of such Indebtedness to be Repaid shall release its Liens and other security interests in, and agree to execute or authorize the execution of Uniform Commercial Code Termination Statements necessary to release of record its Liens and other security interests in, the assets, properties and securities of the Company and each of its Subsidiaries;
3.2.3.5    the Company shall deliver (i) a copy of the resolutions and/or written consents by which all actions on the part of the Company necessary to approve this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby were taken, certified by the Secretary or other authorized officer of the Company; (ii) an incumbency certificate signed by an officer or officers of the Company certifying the signature and office of each officer executing this Agreement, the Ancillary Agreements or any other agreement, certificate or other instrument executed pursuant hereto or thereto; (iii) a copy of the Organizational Documents of the Company and each of its Subsidiaries that are filed with any Governmental Authority, certified by the applicable Governmental Authority as of a date that is no more than seven (7) Business Days prior to the Closing Date; (iv) a copy of the other Organizational Documents of the Company and each of its Subsidiaries, certified by the Secretary or other authorized officer of such Person; and (v) good standing certificates or the applicable equivalent document for the Company and each of its Subsidiaries, issued as of a date that is no more than seven (7) Business Days prior to the Closing Date, by the applicable Governmental Authority in the Company’s and each of its Subsidiaries’ jurisdiction of organization and any other jurisdiction in which each such Person is required to be qualified to do business as a foreign entity;
3.2.3.6    the Company shall deliver an affidavit by the Company dated as of the Closing Date, sworn under penalty of perjury and signed by an officer of the Company and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
3.2.3.7    the Company shall deliver the books and records of the Company and each of its Subsidiaries to the extent such books and records are not located at the Company’s or such Subsidiary’s premises as of the Closing;

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3.2.3.8    the Company shall deliver resignations and releases effective as of the Closing from the officers, directors and managers of the Company and its Subsidiaries that are identified by Buyer prior to the Closing Date;
3.2.3.9    the Company shall deliver the Escrow Agreement executed by the Sellers Representative and the Escrow Agent;
3.2.3.10    the Company and each Seller shall deliver the certificate required by Section 9.2.1 in substantially the forms attached hereto as Exhibit D-1 and Exhibit D-2, respectively; and
3.2.3.11    the Company shall deliver such other certificates, documents and/or instruments as Buyer may reasonably request.
3.2.4    At the Closing, Buyer will deliver or cause to be delivered to the Sellers Representative or other designated Person the following items:
3.2.4.1    to the Escrow Agent, cash by wire transfer of immediately available funds to the account maintained by the Escrow Agent (the “Escrow Account”), in an amount equal to the Indemnity Escrow Amount, for deposit pursuant to the Escrow Agreement;
3.2.4.2    to the Escrow Agent, cash by wire transfer of immediately available funds to the Escrow Account, in an amount equal to the NWC Escrow Amount, for deposit pursuant to the Escrow Agreement;
3.2.4.3    to the Sellers Representative, cash by wire transfer of immediately available funds to the account designated by the Sellers Representative, in an amount equal to the Sellers Representative Amount;
3.2.4.4    to the payees thereof, cash by wire transfer of immediately available funds to the accounts designated in the payoff letters with respect thereto, in an amount sufficient to repay the Indebtedness to be Repaid;
3.2.4.5    to the payees thereof, cash by wire transfer of immediately available funds to the accounts designated by the payees thereof, in an amount sufficient to pay the Estimated Company Transaction Expenses;
3.2.4.6    to each Seller, cash by wire transfer of immediately available funds to an account or accounts designated by such Seller, in an amount equal to such Seller’s Pro Rata Portion of the Estimated Payment;
3.2.4.7    (i) a copy of the resolutions and/or written consents by which all actions on the part of Buyer necessary to approve this Agreement, the Ancillary Agreements to which Buyer is a party and the transactions contemplated hereby and thereby were taken, certified by the Secretary or an authorized officer of Buyer; (ii) an incumbency certificate signed by an officer or officers of Buyer certifying the signature and office of each officer executing this Agreement, the Ancillary Agreements to which Buyer is a party or any other agreement, certificate or other instrument executed by Buyer pursuant hereto or thereto; (iii) a copy of Buyer’s Organizational Documents that are filed with any Governmental Authority, certified by the applicable Governmental Authority as of a date which is no more than seven (7) Business Days prior to the Closing Date; (iv) a copy of Buyer’s

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other Organizational Documents, certified by the Secretary or an authorized officer of Buyer; and (v) a good standing certificate for Buyer, issued as of a date which is no more than seven (7) Business Days before the Closing Date, by the applicable Governmental Authority in Buyer’s jurisdiction of organization;
3.2.4.8    the certificate required by Section 9.3.1 in substantially the form attached hereto as Exhibit E; and
3.2.4.9    such other certificates, documents and/or instruments as the Sellers Representative may reasonably request.

4.
Representations and Warranties of the Sellers. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Buyer, on a several and not joint basis, as of the date hereof and as of the Closing Date, and except as set forth in the Disclosure Schedule, as follows:

4.1
Company Shares; Stock Options. Such Seller is the record and beneficial owner of the Company Shares and the Stock Options, in each case, set forth opposite such Seller’s name in Section 4.1 of the Disclosure Schedule. Except as set forth in Section 4.1 of the Disclosure Schedule, such Seller has good and valid title to such Company Shares and Stock Options, free and clear of any and all Liens, options or similar rights of any nature, other than any restrictions on transfer pursuant to applicable securities Laws. Except pursuant to this Agreement, there is no contractual obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Company Shares or other equity interests in the Company or any of its Subsidiaries. Except as set forth in Section 4.1 of the Disclosure Schedule, there are no voting trusts or other Contracts or understandings to which such Seller is a party with respect to the voting of capital stock of the Company.

4.2
Authorization of Transaction. The execution, delivery, and performance by such Seller of this Agreement and the other agreements, documents and instruments relating hereto (the “Ancillary Agreements”) to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Seller. Such Seller has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by such Seller, and the Ancillary Agreements to which such Seller is a party will be duly executed and delivered by such Seller at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity). If such Seller is an entity, such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

4.3
Noncontravention. Neither the execution and delivery of this Agreement or the Ancillary Agreements to which such Seller is a party, nor the consummation of the transactions contemplated hereby or thereby will (i) violate or conflict in any way with any applicable Law of any Governmental

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Authority to which such Seller is subject or any of the Organizational Documents of such Seller, if applicable, or result in the creation of any Lien upon any asset of such Seller pursuant to the terms thereof, or (ii) conflict with, result in a material breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any consent or notice under, or result in the creation of any Lien upon any asset of such Seller pursuant to the terms of, any Material Contract, Permit or other arrangement to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets is subject. Except as required by the HSR Act or any other applicable antitrust Law, such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and in order that such transactions not constitute a material breach or violation of, or result in a right of termination or acceleration or any Lien on such Seller’s assets pursuant to the provisions of, any Material Contract or Permit.

4.4
No Litigation; No Injunctions. There are no suits, actions, proceedings, investigations, claims or orders pending, or to such Seller’s knowledge, threatened, against such Seller, nor is such Seller or the Company Shares or Stock Options held by such Seller subject to any Contract or judgment, order, writ, prohibition, injunction or decree of any Governmental Authority which would reasonably be expected to prevent or have the effect of restricting any of the transactions contemplated by this Agreement.

4.5
Brokerage Fees. Except as set forth in Section 4.5 of the Disclosure Schedule, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

4.6
No Other Representations or Warranties. Except for the representations and warranties made by or relating to such Seller contained in this Section 4, such Seller makes no express or implied representation or warranty relating to such Seller.

5.
Representations and Warranties Concerning the Company. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date, and except as set forth in the Disclosure Schedule, as follows:

5.1
Organization, Qualification and Authority. Each of the Company and its Subsidiaries (i) is a corporation or limited liability company, as applicable, duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its assets and conduct its business as it is now being operated and conducted, and (iii) is in good standing and is duly qualified to conduct business as a foreign entity under the Laws of the jurisdictions listed in Section 5.1 of the Disclosure Schedule, which are all the jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification, except for any jurisdiction where the failure to be qualified has not had and would not reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of the Organizational Documents of the Company and each of its Subsidiaries, in each case as amended to date, have been delivered to Buyer. Section 5.1 of the Disclosure Schedule sets forth a correct and complete list of the officers, directors and/or managers of each of the Company and its Subsidiaries.

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5.2
Authorization of Transaction. The execution, delivery, and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. Neither the Company nor any of its Subsidiaries is in violation in any material respect of its Organizational Documents. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by the Company, and the Ancillary Agreements to which it is a party will be duly executed and delivered by the Company at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

5.3
Noncontravention. Except as disclosed in Section 5.3 of the Disclosure Schedule and except as required by the HSR Act or any other applicable antitrust Law, neither the execution and the delivery of this Agreement or the Ancillary Agreements to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby will (i) violate or conflict in any way with any applicable Law of any Governmental Authority to which the Company or any of its Subsidiaries is subject or any provision of the Organizational Documents of the Company or any of its Subsidiaries, or result in the creation of any Lien that is not a Permitted Lien upon any asset of the Company or any of its Subsidiaries pursuant to the terms thereof, or (ii) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the creation of any Lien that is not a Permitted Lien upon any asset of the Company or any of its Subsidiaries pursuant to the terms of, any Contract, Permit or other arrangement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the Company’s or any of its Subsidiaries’ assets are subject.

5.4	Capitalization.
5.4.1    As of the date of this Agreement, the authorized Equity Securities of the Company consist entirely of: (i) 1,500,000 shares of Class A Common Stock, of which 1,162,500 shares are issued and outstanding; (ii) 1,500,000 shares of Class B Common Stock, of which 1,162,500 shares are issued and outstanding; and (iii) one share of Class C Common Stock, of which one share is issued and outstanding, in each case, owned of record and beneficially as set forth in Section 5.4.1 of the Disclosure Schedule. With respect to such authorized capital stock of the Company, 100,000 shares of Class A Common Stock are duly reserved for issuance pursuant to the Stock Options set forth in Section 5.4.1 of the Disclosure Schedule and owned of record and beneficially as set forth in Section 5.4.1 of the Disclosure Schedule. The Equity Securities set forth in Section 5.4.1 of the Disclosure Schedule constitute all issued and outstanding Equity Securities of the Company. Except as otherwise set forth in Section 5.4.1 of the Disclosure Schedule, all outstanding Company Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable and (iii) were issued in compliance with the Organizational Documents of the Company and all applicable securities Laws, and are not subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal,

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first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except as set forth in Section 5.4.1 of the Disclosure Schedule, there are no outstanding (x) shares of capital stock or other Equity Securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company, or (z) options, warrants, calls, subscriptions or other rights to acquire from the Company any capital stock or other securities of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the “Company Securities”), and there are no outstanding obligations of the Company, actual or contingent, to issue, transfer, sell or deliver or to repurchase, redeem or otherwise acquire any Company Securities. Except as disclosed in Section 5.4.1 of the Disclosure Schedule, there are no voting trusts or other Contracts or understandings to which the Company is a party with respect to the voting of capital stock of the Company.
5.4.2    The authorized, issued and outstanding Equity Securities of each Subsidiary of the Company are set forth in Section 5.4.2 of the Disclosure Schedule. All outstanding Equity Securities of each Subsidiary of the Company (i) have been duly authorized and validly issued, and (ii) were issued in compliance with the Organizational Documents of such Subsidiary and all applicable securities Laws, and are not subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. The holders set forth in Section 5.4.2 of the Disclosure Schedule are the record and beneficial holders of all of the Equity Securities of each of the Subsidiaries of the Company, free and clear of any Liens (other than Permitted Liens) thereon. Except as set forth in Section 5.4.2 of the Disclosure Schedule, there are no outstanding options, warrants, calls, subscriptions or other rights to acquire from any Subsidiary of the Company any Equity Securities of such Subsidiary.

5.5
Subsidiaries. Except for the Subsidiaries set forth in Section 5.4.2 of the Disclosure Schedule, the Company has no Subsidiaries and holds no Investments in any other Person or any right to acquire the same in any other Person.

5.6
Financial Statements; Books and Records. Attached hereto as Section 5.6 of the Disclosure Schedule are true, correct and complete copies of: (i) the audited consolidated balance sheet of the Company and its Subsidiaries for each of the years ended December 31, 2011, December 31, 2012 and December 31, 2013 (the “Latest Audited Balance Sheet”), and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years then ended, together with the notes thereto and the reports thereon of KPMG LLP, independent public accountants (collectively, the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2014 (the “Latest Balance Sheet”) and the related unaudited consolidated statement of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the three (3)-month fiscal period then ended (collectively, the “Unaudited Financial Statements”). The Audited Financial Statements and the Unaudited Financial Statements are herein collectively referred to as the “Financial Statements.” Except as set forth in Section 5.6 of the Disclosure Schedule, each of the Financial Statements were prepared on the basis of and in accordance with the books and records of the Company and its Subsidiaries kept in the Ordinary Course of Business and fairly presents in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis as of the date thereof, and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods related thereto, in each case in accordance with GAAP, using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Audited Financial Statements, and subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of footnotes, none of which is material.

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5.7
Recent Events. Since the date of the Latest Audited Balance Sheet, neither the Company nor any of its Subsidiaries has experienced or suffered any Material Adverse Effect. Since the date of the Latest Audited Balance Sheet, except as set forth in Section 5.7 of the Disclosure Schedule, the Company and each of its Subsidiaries has conducted its business only in the Ordinary Course of Business, and, without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has:

5.7.1    voluntarily or involuntarily sold, leased, transferred or assigned any of its assets, tangible or intangible, other than (i) in the Ordinary Course of Business and (ii) sales of obsolete assets or assets with no book value;
5.7.2    accelerated, terminated, modified, canceled or committed any breach of any Contract (or series of related Contracts) either involving more than $1,000,000 or otherwise outside the Ordinary Course of Business;
5.7.3    canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $250,000 or outside the Ordinary Course of Business;
5.7.4    except for Inventory that has expired in the Ordinary Course of Business, experienced any damage, destruction, or loss to its properties or assets in excess of $250,000 in the aggregate (whether or not covered by insurance);
5.7.5    created or suffered to exist any Lien (other than a Permitted Lien) upon any of its assets, tangible or intangible, outside the Ordinary Course of Business or securing any Liability in excess of $250,000, individually or in the aggregate;
5.7.6    issued, sold, or otherwise disposed of any of its Equity Securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its Equity Securities, or any securities convertible or exchangeable into any of its Equity Securities;
5.7.7    issued or sold any notes, bonds or other debt securities or warrants or rights to acquire any debt securities;
5.7.8    declared, set aside, or paid any dividend or distribution with respect to its Equity Securities (whether in cash or in kind), redeemed, purchased, or otherwise acquired any of its Equity Securities or paid any principal or interest on any note, bond, debt instrument or debt to any Affiliate of the Company or any of its Subsidiaries;
5.7.9    entered into any transaction, arrangement or Contract with, or distributed or transferred any property or other assets to, any employee, manager, officer, director, equityholder or other insider or Affiliate of the Company or any of its Subsidiaries (other than salaries, wages, other compensation and employee benefits in the Ordinary Course of Business);
5.7.10    made or committed to make any capital expenditures or entered into any other material transaction outside the Ordinary Course of Business or involving an expenditure in excess of $1,000,000, individually or in the aggregate;
5.7.11    entered into, amended or modified in any respect any Plan other than as required for compliance with applicable Law, or announced or otherwise committed to any such entry, amendment or modification;

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5.7.12    (i) entered into any agreement with any labor union that represents, claims to represent, or is seeking to represent any current or former employee of the Company or any of its Subsidiaries, (ii) entered into any sale, change-of-control, “stay-around,” retention, or similar bonus, compensation or payment agreement with any current or former employee of the Company or any of its Subsidiaries payable as a result of or in connection with the consummation of the transactions contemplated hereby, (iii) taken any action to grant any loan to any current or former employee or other service provider of the Company or any of its Subsidiaries or to accelerate or increase the compensation, severance or benefits payable to any current or former employee or other service provider of the Company or any of its Subsidiaries, other than advances (A) with respect to any current or former employee, of less than $2,500 individually, and (B) with respect to any third party service provider, of less than $50,000 individually or in the aggregate, or increases in compensation or benefits provided to current or former employees or other service providers with an annual base salary or wages of less than $200,000, in each case in the Ordinary Course of Business, (iv) taken any action to fund or in any other way secure the payment of compensation or benefits under any Plan, other than funding of benefits under Plans in the Ordinary Course of Business; or (v) hired any additional officer or made any employee an officer who had not been one, or terminated the employment or removed the officer status of any existing officer;
5.7.13    changed in any material way the manner in which the Business has been conducted with respect to the collection of accounts receivable, purchases of raw materials and other Inventory or payment of accounts payable, or its existing cash management policies, procedures and practices;
5.7.14    (i) changed in any material respect any of the terms and conditions with respect to the pricing of the Company’s or any of its Subsidiaries’ products or supplies or services relating to such products, or (ii) engaged in any course of conduct not in the Ordinary Course of Business that is intended or would reasonably be expected to result in a trade buy-in that is materially in excess of normal customer purchasing patterns during the twelve (12) months prior to the date of this Agreement;
5.7.15    (i) changed the accounting principles, methods or practices or changed the depreciation or amortization policies or rates, or (ii) made or changed any Tax election, filed or amended any material Tax Return, entered into any closing agreement, settled any Tax claim or assessment, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;
5.7.16    entered into or consummated any transaction involving the acquisition of Equity Securities, assets, property or a business line of any Person other than purchases of inventory in the Ordinary Course of Business;
5.7.17    amended any of its Organizational Documents;
5.7.18    incurred any indebtedness for borrowed money except in amounts necessary to fund the operation of the Business in the Ordinary Course of Business under lines of credit in existence as of the date hereof (including revolver draws), or guaranteed any such indebtedness or any debt securities of others; or
5.7.19    committed (orally or in writing) to any of the foregoing.

5.8	Indebtedness; Undisclosed Liabilities.

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5.8.1    Set forth in Section 5.8.1 of the Disclosure Schedule is a true, correct and complete list of all written Contracts relating to Indebtedness to which the Company or any of its Subsidiaries is a party or guarantor.
5.8.2    As of the date hereof, neither the Company nor any of its Subsidiaries has any material Liability of the type required to be set forth on the face of a balance sheet prepared in accordance with GAAP, except for: (i) Liabilities reflected on the Latest Balance Sheet; (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, or violation of law); (iii) executory Liabilities under Contracts (none of which is a Liability for any breach of such Contract); (iv) Liabilities under this Agreement and the Ancillary Agreements; and (v) Liabilities disclosed on the Disclosure Schedule.

5.9	Tax Matters.
5.9.1    The Company and each of its Subsidiaries have timely filed, or have timely filed for extensions to file, all Income Tax Returns and all other material Tax Returns required to be filed by the Company or such Subsidiary through the date hereof. Such Tax Returns are true, correct and complete in all material respects and the Company and each of its Subsidiaries have timely paid and discharged all Taxes due and owing by the Company and its Subsidiaries (whether or not shown on such Tax Returns). Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. The Company and each of its Subsidiaries have withheld, collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by Law to be withheld or collected.
5.9.2    Neither the Company nor any of its Subsidiaries is or was a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) (other than any such group of which the Company is the common parent) filing a consolidated federal Income Tax return, nor does the Company or any of its Subsidiaries have any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law.
5.9.3    No action, suit, proceeding or audit or any notice of inquiry of any of the foregoing is pending against or with respect to the Company or any of its Subsidiaries regarding Taxes, and, to the Company’s Knowledge, no action, suit, proceeding or audit has been threatened against or with respect to the Company or any of its Subsidiaries regarding Taxes.
5.9.4    The Company and each of its Subsidiaries have established reserves in accordance with GAAP that are adequate for the payments of all Taxes not yet due and payable or that are being contested in good faith. Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes other than in the Ordinary Course of Business.
5.9.5    The Company has delivered or made available to Buyer true, correct and complete copies of all Tax Returns required to be filed by the Company or any of its Subsidiaries for taxable periods ending on or after December 31, 2010, and all revenue agent’s reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests, material correspondence and other similar documentation relating to Taxes or Tax Returns of the Company or any of its Subsidiaries relating to any period for which the statute of limitations has not expired.

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5.9.6    Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by, or has any Liability under, any Tax Sharing Agreement, or (ii) has any potential Liability (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement, as a transferee, successor, or otherwise.
5.9.7    No claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction.
5.9.8    Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.
5.9.9    There are no Liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.
5.9.10    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Law); (iv) installment sale made prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Code Section 108(i); or (vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.
5.9.11    Neither the Company or any of its Subsidiaries is or was a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
5.9.12    Within the last three (3) years, neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.
5.9.13    Neither the Company nor any of its Subsidiaries is or was a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).
5.9.14    Neither the Company nor any of its Subsidiaries is a party to any Contract or Plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Law).

5.10	Leased Real Property; Owned Real Property; Title and Condition of Properties.
5.10.1    Section 5.10.1 of the Disclosure Schedule sets forth a list of all leasehold or subleasehold estates and other rights to hold, use, possess or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries (the “Leased Real Property”), and all Leases relating thereto. Except as set forth in Section 5.10.1 of the Disclosure

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Schedule, other than the Leased Real Property, neither the Company nor any of its Subsidiaries has leased any real property during the three year period prior to the date hereof. Except as set forth in Section 5.10.1 of the Disclosure Schedule: (i) all Leases relating to the Leased Real Property are legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party and applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity); (ii) the transactions contemplated by this Agreement do not require the consent to assignment of any party to any of the Leases, will not result in a material breach or default under any of the Leases; (iii) neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in material breach or default under any such Lease, and, to the Knowledge of the Company, no event has occurred which with or without notice or lapse of time or both would constitute a material breach or default thereunder; (iv) each such Lease has not been assigned by the Company or any of its Subsidiaries (or to the Knowledge of the Company, other than collaterally, by the landlord thereunder), supplemented, or amended except as set forth in Section 5.10.1 of the Disclosure Schedule; (v) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (vi) no amounts are due and owing by the Company or any of its Subsidiaries under the terms of any Lease for leasehold improvements or repairs; (vii) to the Knowledge of the Company, no portion of the Leased Real Property is subject to any pending or threatened condemnation proceeding or other proceeding by any public or quasi-public authority; and (viii) the Leased Real Property constitutes all real property currently occupied by the Company and its Subsidiaries in connection with the operation of the Business. The Company and its Subsidiaries hold, subject to the terms and conditions of the Leases listed in Section 5.10.1 of the Disclosure Schedule, good leasehold title to, and actual and exclusive possession of, the Leased Real Property, free and clear of Liens, other than Permitted Liens. The Company has delivered or made available to Buyer true, correct and complete copies of each of the Leases for the Leased Real Property (including all extensions, renewals, amendments, and modifications thereto).
5.10.2    Owned Real Property. Neither the Company nor any of its Subsidiaries owns or has owned during the past three (3) years any real property.
5.10.3    Title to Assets. The Company and its Subsidiaries own good and valid title or (in the case of leased personal property) a valid leasehold title, free and clear of all Liens (other than Permitted Liens), to all of the personal property and other tangible assets reflected on the Latest Balance Sheet or acquired by any of them after the date of the Latest Balance Sheet, except for (i) tangible assets which have been sold to customers since the date of the Latest Balance Sheet in the Ordinary Course of Business, (ii) Liens securing Liabilities reflected on the Latest Balance Sheet (which will be released at Closing), (iii) Liens for current Taxes not yet due and payable, and (iv) dispositions of tangible assets which are obsolete or have no book value.

5.11	Intellectual Property.
5.11.1    Section 5.11.1 of the Disclosure Schedule sets forth a list of (or in the case of (iv), a description of) all (i) Trademark registrations and pending registration applications, and Internet domain name registrations, (ii) Patents (including pending Patent applications), (iii) Copyright registrations and pending registration applications, in the foregoing cases, which are purported to be owned by the Company or any of its Subsidiaries (“Listed IP”), including, to the extent applicable, the registration or application number for each item, the jurisdiction in which the item has been registered or applied for, the dates of registration and/or application for each item and the registered owner of each item and (v) any proceedings or actions before any court or tribunal (including the United States Patent and

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Trademark Office or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Listed IP. Except as set forth in Section 5.11.1 of the Disclosure Schedule, all renewal and maintenance filings and fees (including the filing of any documents) with respect to the Listed IP that are due prior to the Closing Date (if applicable) have been made or paid, and all registrations are valid and enforceable and unencumbered by any Lien (other than a Permitted Lien). Section 5.11.1 of the Disclosure Schedule lists all actions that must be taken by the Company or any of its Subsidiaries within sixty (60) days of the Closing Date, including the payment of any renewal and maintenance fees or the filing of any documents, for the purpose of maintaining or renewing any Listed IP.
5.11.2    Except as set forth in Section 5.11.2 of the Disclosure Schedule, the Company or its applicable Subsidiary owns, or has the right to use pursuant to an Intellectual Property Agreement, all Intellectual Property necessary for the operation of the Business as currently conducted (“Company Intellectual Property”).
5.11.3    Except for Intellectual Property which is, in whole or in part, owned by third parties and subject to a valid Intellectual Property Agreement giving the Company or one of its Subsidiaries full rights to use such Intellectual Property in the Business, the Company or one of its Subsidiaries is the owner, with all right, title and interest in and to, the Company Intellectual Property, free and clear of any Liens other than Permitted Liens. All such owned Company Intellectual Property is herein referred to as “Company Owned Intellectual Property.”
5.11.4    Except as set forth in Section 5.11.4 of the Disclosure Schedule: (i) neither the Company or any of its Subsidiaries, nor any of their respective products or services, has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, the Intellectual Property of any third party; (ii) there is no claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective products or services with respect to the alleged infringement, misappropriation, dilution or other violation by the Company or any of its Subsidiaries or any of their respective products or services of the Intellectual Property of any third party; (iii) to the Company’s Knowledge, no third party is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property and no claim against a third party with respect to the alleged infringement, misappropriation, dilution or other violation of any Company Owned Intellectual Property is currently pending or, to the Knowledge of the Company, threatened; and (iv) no Company Intellectual Property or product or service of the Company or any of its Subsidiaries is subject to any outstanding decree, order, judgment, settlement agreement, or similar obligation binding on the Company or any of its Subsidiaries that restricts in any manner the use, transfer, or licensing thereof by the Company and its Subsidiaries or that affects the validity, use, or enforceability of such Company Intellectual Property or product or service.
5.11.5    The Company and its Subsidiaries have taken commercially reasonable actions to maintain the confidentiality of their trade secrets and confidential information and, to the Knowledge of the Company, no unauthorized disclosure of any of the foregoing has occurred. All current employees of the Company or any of its Subsidiaries who have had access to any trade secrets or confidential information of the Company or any of its Subsidiaries or who participated in or contributed to the creation, invention, modification, improvement or development of any Company Intellectual Property, or any Intellectual Property embodied in any products of the Company or any of its Subsidiaries (including any Patents set forth or required to be set forth in Section 5.11.2 of the Disclosure Schedule), have executed and delivered to the Company, a Contract providing for (i) the nondisclosure and non-use by such Person of the confidential information (including trade secrets) of the Company and its

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Subsidiaries, and (ii) the assignment (by way of a present grant of assignment) by such Person to the Company or the applicable Subsidiary of the Company of any Intellectual Property arising out of such Person’s employment by, engagement by or Contract with the Company or such Subsidiary of the Company, in each case, substantially in the form attached to Section 5.11.5 of the Disclosure Schedule.
5.11.6    Except for trade secrets that lost their status as trade secrets upon the release of a new product or service, upon the issuance of a Patent or publication of a Patent application, or as a result of a good faith business decision to disclose such trade secret, neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or, as of the time of such transfer or exclusive license, was material to the Company or such Subsidiary, to any other person or (ii) permitted the Company’s or any of its Subsidiaries’ rights in any Company Intellectual Property that is or was at the time material to the Company to enter into the public domain.
5.11.7    The computer systems, including software, presently used by the Company and its Subsidiaries in the conduct of their businesses (collectively, the “Business Systems”) are sufficient for the current needs of the Business. The Company and its Subsidiaries maintain commercially reasonable data recovery, security, disaster recovery, and business continuity plans, procedures and facilities. In the last twelve (12) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Business Systems will, immediately subsequent to the Closing, continue to be available and will operate in a manner identical to the Company’s and/or its Subsidiaries’ use thereof immediately prior to the Closing.

5.12	Contracts.
5.12.1    Section 5.12.1 of the Disclosure Schedule lists each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound (the “Material Contracts”):
5.12.1.1    any Contract (or group of related Contracts) for the lease of personal property from or to third parties with annual payments exceeding $50,000 or with a term exceeding one year;
5.12.1.2    any Contract concerning a partnership, distributorship or joint venture;
5.12.1.3    any Contract (i) concerning marketing, (ii) with any healthcare professional providing services to the Company or any of its Subsidiaries, or (iii) relating to research and development (including the development of, and claim substantiation of, the Company’s and its Subsidiaries’ products), in each case, requiring payments after the date hereof by the Company or any of its Subsidiaries of more than $100,000.
5.12.1.4    any Contract relating to the acquisition or disposition, within the three (3) years preceding the date of this Agreement, of (i) any Equity Securities of any Person or any Investments, (ii) any material line of business or substantial portion of the assets of any Person, or (iii) real property;
5.12.1.5    any Contract (i) relating to the borrowing of money or other Indebtedness, or the guaranty of another Person’s borrowing of money or other Indebtedness or any other guaranty of the payment by or performance obligation of another Person, including all notes, mortgages, indentures and other obligations, agreements and instruments for or relating to any lending or borrowing or granting any security with respect thereto, including assumed Indebtedness, or

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(ii) pursuant to which the Company or any of its Subsidiaries has loaned or advanced money to any Person, other than advances to employees for business expenses to be incurred in the Ordinary Course of Business or sales to customers on credit in the Ordinary Course of Business;
5.12.1.6    any Contract granting any Person a Lien on all or any portion of the assets of the Company or any of its Subsidiaries, other than Permitted Liens and Liens which will be released at the Closing;
5.12.1.7    any Contract with any Affiliate of the Company or any Subsidiary of the Company, the Sellers, any of their respective Affiliates or any of their respective managers, directors or officers;
5.12.1.8    any collective bargaining agreement, labor contract, or other Contract with any labor organization, labor union or other representative of employees of the Company or any Subsidiary of the Company;
5.12.1.9    any Contract with any officer, manager, individual employee or other individual whose annual rate of wages, salary, or other monetary compensation equals or exceeds $100,000, that describes any terms or conditions of employment or engagement of such Person, including any employment agreement, retention agreement, severance agreement, compensation agreement, change of control agreement, consulting agreement, and independent contractor agreement;
5.12.1.10    any Contract with any former officer, manager, or employee of the Company or any of its Subsidiaries under which any amount yet to be paid, individually or in the aggregate, exceeds $100,000;
5.12.1.11    any Contract with any officer, manager, individual employee, consultant, or independent contractor of the Company or any of its Subsidiaries that restricts any such Person’s activities during or after such Person’s employment or engagement by the Company or any of its Subsidiaries, including any agreement that restricts any such Person’s ability to use or disclose confidential or proprietary information, compete with any Person, provide services to any Person, solicit any Person’s employees, or solicit any Person’s actual or prospective customers, suppliers, or vendors;
5.12.1.12    except for Material Contracts disclosed elsewhere in Section 5.12.1 of the Disclosure Schedule, any Contract or group of related Contracts with the same party (or group of related parties) either (i) requiring payments after the date hereof to or by the Company or any of its Subsidiaries of more than $300,000 or (ii) not terminable by the Company or one of its Subsidiaries on sixty (60) days’ or less notice without penalty or Liability, in each case, other than (x) purchase orders entered into in the Ordinary Course of Business and (y) purchases of advertisements and other media buys in the Ordinary Course of Business;
5.12.1.13    any Contract (i) providing for any Person to be the exclusive provider of any product of the Company or any of its Subsidiaries, the exclusive recipient of any product of the Company or any of its Subsidiaries or that otherwise involves the granting by the Company or any of its Subsidiaries to any Person of exclusive or preferred rights with respect to the Business, (ii) granting to any Person a right of first refusal or right of first offer on the sale of any part of the Business, (iii) containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person other than the Company or any of its Subsidiaries, (iv) that has “take-or-pay,” minimum order or purchase commitments, or (v) containing a covenant by the

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Company or any of its Subsidiaries with respect to the Business not to (x) compete with any Person in any business in any geographic area or (y) solicit or hire any Person, in each case, binding on Company or any of its Subsidiaries;
5.12.1.14    except for licenses of Intellectual Property included in Material Contracts disclosed elsewhere in Section 5.12.1 of the Disclosure Schedule, any licenses with respect to Intellectual Property (other than (i) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the Ordinary Course of Business and having annual royalty values less than $50,000 and one-time license fees (as may be applicable) less than $50,000 or (ii) licenses of generally available non-customized computer software granted to the Company or any of its Subsidiaries with a total replacement cost of less than $50,000);
5.12.1.15    any Contract which involves payment by any party of amounts determined by reference to fluctuations in any retail prices or other index or in the rate of exchange for any currency;
5.12.1.16    any Contract with any (i) Governmental Authority, (ii) Top Customer or (iii) Top Supplier; or
5.12.1.17    any Contract requiring the Company or any of its Subsidiaries to indemnify another Person;
5.12.1.18    any consent order, decree or judgment, settlement or conciliation Contract entered into within the past three (3) years; and
5.12.1.19    any warranty Contract with respect to products sold by the Company or any of its Subsidiaries.
5.12.2    The Company has delivered or otherwise made available to Buyer a true, correct and complete copy of each written Material Contract (including all amendments thereto) and a written summary setting forth the material terms and conditions of each oral Contract which, if reduced to written form, would be required to be listed in the Disclosure Schedule under the terms of this Section 5.12. With respect to each written Material Contract: (i) such Material Contract is legal, valid, binding, enforceable, and in full force and effect, subject to proper authorization and execution by the other party or parties thereto and except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity and, for the avoidance of doubt, the Company makes no representation or warranty with respect to the enforceability of any contract described in Section 5.12.1.11 above); (ii) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Material Contract, is in material breach or default thereunder, and no event has occurred which with or without notice or lapse of time or both would constitute a material breach or default thereunder or permit the termination, modification, or acceleration thereof; and (iii) to the Knowledge of the Company, no party has repudiated any provision of such Material Contract.

5.13
Certain Accounts Receivable. All accounts receivable of the Company and its Subsidiaries from ANB, Emerson Group and Emerson Healthcare are fully collectible, except as specifically reserved for bad debt allowances and for deductions from retailers for promotional expenses, co-op funds and other trade commitments, including amounts for future audits, deductions, and chargebacks (which reserves were established in a manner consistent with the Company’s and its Subsidiaries’ past custom and practice).

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5.14	Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries, except as set forth in Section 5.14 of the Disclosure Schedule.

5.15
Litigation. Section 5.15 of the Disclosure Schedule sets forth each instance in which the Company or any of its Subsidiaries: (i) is (or within the past three (3) years has been) subject to any unsatisfied judgment, order, decree, stipulation, injunction, sanction, or charge; or (ii) is (or within the past three (3) years has been) a party to or, to the Knowledge of the Company, is (or within the past three (3) years was) threatened to be made a party to, any claim, charge, complaint, action, suit, proceeding, hearing, inquiry, or investigation of any Governmental Authority or any other Person or before any arbitrator.

5.16	Employees; Employment Matters.
5.16.1    Except as set forth in Section 5.16.1 of the Disclosure Schedule, no Key Employee has informed any other Key Employee of any plans to terminate his or her employment with the Company or the applicable Subsidiary of the Company as a result of the transactions contemplated hereby or otherwise within the first twelve (12) months following the Closing Date. Except as set forth in Section 5.16.1 of the Disclosure Schedule, during the three (3)-year period ending on the Closing Date, with respect to the Company and its Subsidiaries: (i) there has not been (and to the Knowledge of the Company, is not now threatened) any strike, lockout, picketing, handbilling, primary or secondary boycott, work stoppage or slowdown, or other similar labor dispute against the Company or any of its Subsidiaries; (ii) to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has been represented by a labor union or labor organization with respect to his or her employment by the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has been a party to or negotiated any collective bargaining agreement, labor contract, or other Contract or understanding with any labor union or labor organization relating to employees of the Company or any of its Subsidiaries; (iv)  to the Knowledge of the Company, no labor organization, labor union, or employee of the Company or any of its Subsidiaries has attempted to organize any employees of the Company or any of its Subsidiaries, (v) no labor organization, labor union, or employee of the Company or any of its Subsidiaries has made a demand for voluntary recognition, presented the Company or any of its Subsidiaries with any petition or authorization cards seeking to have a labor organization or labor union represent any group of employees of the Company or any of its Subsidiaries, filed any representation petition with the National Labor Relations Board, or given the Company or any of its Subsidiaries notice of any election of a collective bargaining representative (nor, to the Knowledge of the Company, has any of these actions been threatened); (vi) neither the Company nor any of its Subsidiaries has authorized any employer or multiemployer association or organization to represent the Company or any of its Subsidiaries in collective bargaining with any labor organization or labor union; (vii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement has been filed against the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is any now threatened; (viii) no unresolved claim has been filed with or brought by any Governmental Authority alleging that the Company or any of its Subsidiaries has violated any Law related to employment, termination of employment, any employment policy or practice, any term or condition of employment, compensation, labor or employee relations, equal employment opportunity, fair employment practices, discrimination, whistle-blowing, retaliation, any employee’s lawful authority to work in the United States, or employee safety or health (collectively, “Employment Laws”) nor, to the Knowledge of the Company, is any now threatened; and (ix) neither the Company nor any of its Subsidiaries has received any written notice that any Governmental Authority responsible for the enforcement of any Employment Law sought or intended, or seeks or intends, to conduct any inspection, investigation, inquiry, audit, or compliance review pertaining to any employees of the Company or any of its Subsidiaries.

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5.16.2    Except as set forth in Section 5.16.2 of the Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries has any Contract with any third party, including but not limited to any professional employee organization or temporary labor service, under which such third party provides the Company or any of its Subsidiaries with the services of any employee of such third party; and (ii) within the past three (3) years, no claim has been filed with or brought by any Governmental Authority alleging that the Company or any of its Subsidiaries is a co-employer or joint employer with any third party (nor, to the Knowledge of the Company, has any such claim been threatened during such period).
5.16.3    The Company has made available to Buyer a true, correct and complete list of each employee of the Company or any of its Subsidiaries, identifying for each such employee: the entity or entities by which he or she is employed; his or her date(s) of hire by the Company or such Subsidiary; his or her position and job title; his or her current rate of compensation (including bonuses, commissions and incentive compensation, if any); whether he or she is paid an hourly wage or a weekly, monthly, or annual salary; whether he or she is treated by the Company or such Subsidiary as exempt or non-exempt; the number of his or her accrued vacation days; whether he or she is working pursuant to any visa and, if so, when such visa expires; and whether he or she is absent from active employment and, if so, the date on which he or she became inactive and the nature of such inactive status and, if applicable, the employee’s anticipated date of return to active employment.
5.16.4    The Company has made available to Buyer all of the Company’s and each of its Subsidiaries’ written employee handbooks, and all other material employment policies, programs, practices, and arrangements, and has provided Buyer with a written summary of all of the Company’s and each of its Subsidiaries’ material unwritten employment policies, programs, practices, and arrangements.
5.16.5    Except as set forth in Section 5.16.5 of the Disclosure Schedule, to the Knowledge of the Company, all Persons employed by the Company or any of its Subsidiaries are employees at will or otherwise employed such that the Company or the applicable Subsidiary of the Company may lawfully terminate their employment at any time, for any or no reason, with or without cause.
5.16.6    The Company and its Subsidiaries have during the past three (3) years complied in all material respects and are in compliance in all material respects with all collective bargaining agreements and other Contracts with labor or employee organizations relating to employees of the Company and its Subsidiaries and all applicable Employment Laws, including any provisions thereof relating to wages, hours, overtime pay, employee classification as exempt or non-exempt, worker classification as an employee or independent contractor, Tax reporting and withholdings, immigration, termination pay, vacation pay, fringe benefits, and collective bargaining. Neither the Company nor any of its Subsidiaries have incurred any Liability under any of the WARN Laws that remains unsatisfied.
5.16.7    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause the Company or any of its Subsidiaries to be in breach of any agreement with any employee, independent contractor or consultant or, except as provided otherwise under this Agreement, cause the Company, any of its Subsidiaries or any of their respective Affiliates to be liable to pay any severance or other amount to any employee, independent contractor or consultant of the Company or any of its Subsidiaries.
5.16.8    Section 5.16.8 of the Disclosure Schedule lists (by employer name, date and location) each employee of the Company or any of its Subsidiaries who suffered an Employment Loss with the Company or any of its Subsidiaries in the ninety (90) calendar days ending on the date hereof.

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5.17	Employee Benefit Plans.
5.17.1    Section 5.17.1 of the Disclosure Schedule sets forth a true, correct and complete list of each Plan and separately identifies each PEO Plan. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other Person, has any legally enforceable commitment to modify, change or terminate any Plan or PEO Plan, or announced any intention to take any such action, other than with respect to a modification, change or termination required by ERISA or the Code or a Material Contract.
5.17.2    With respect to each Plan and PEO Plan, as indicated,, the Company has delivered to Buyer true, correct and complete copies of: (i) each Plan (or, if not written, a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles, and all amendments thereto; (ii) all summary plan descriptions of each Plan and PEO Plan, including any summary of material modifications; (iii) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to each Plan; (iv) the most recent actuarial report or other financial statement relating to each Plan; (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to each Plan or PEO Plan and any pending request for such a determination letter; (vi) the most recent nondiscrimination tests performed under the Code for such Plan or PEO Plan (or if a safe harbor plan, copies of the three (3) most recent safe harbor notices); (vii) all filings made within the past three (3) years with any Governmental Authorities, including any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program, with respect to such Plan (or PEO Plan, to the extent related to the Company or any Subsidiary).
5.17.3    Each Plan and PEO Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and the contributions required to be made by the Company or any Subsidiary under the terms of any of the Plans or PEO Plans as of the date of this Agreement have been timely made. All Tax, annual reporting and other governmental filings required by ERISA and the Code with respect to each Plan and, to the Company’s Knowledge, each PEO Plan, have been timely filed with the appropriate Governmental Authority, and all notices and disclosures have been timely provided to participants of each Plan and, to the Company’s Knowledge, PEO Plan.
5.17.4    Each Plan and PEO Plan that is intended to qualify under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS as to its qualified status, (ii) is entitled to rely upon a prototype opinion letter or (iii) the remedial amendment period for such Plan or PEO Plan has not yet expired. To the Company’s Knowledge, each trust established in connection with any Plan or PEO Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. To the Company’s Knowledge, no fact or event has occurred that is reasonably likely to adversely affect the qualified status of any such Plan or PEO Plan or the exempt status of any such trust.
5.17.5    There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Plan or PEO Plan that could result in material Liability to the Company, its Subsidiaries or an ERISA Affiliate. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Company is threatened, against or with respect to any Plan or PEO Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine, uncontested benefits claims) that could result in material Liability to the Company, its Subsidiaries or an ERISA Affiliate.

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5.17.6    No Plan or PEO Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA, regardless of whether governed by ERISA) (a “Multiemployer Plan”) or other pension plan subject to Title IV of ERISA, and none of the Company or its Subsidiaries maintains, sponsors, contributes to or has any obligation to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. No Liability under Title IV of ERISA has been incurred by Company or any of its Subsidiaries (including on account of any ERISA Affiliate) that has not been satisfied in full, and no condition exists that could result in the Company or any of its Subsidiaries incurring or being subject (whether primarily, jointly or secondarily) to a Liability thereunder. None of the assets of the Company or any of its Subsidiaries is, or may reasonably be expected to become, the subject of any Lien arising under ERISA, pursuant to Section 430(k) of the Code or pursuant to a violation of Section 436 of the Code.
5.17.7    Except as set forth in Section 5.17.7 of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (with or without notice or lapse of time or both), in each case, alone or in combination with any other event, will (i) accelerate the time of the payment or vesting of, or increase the amount of, or result in the payment, funding or forfeiture of compensation or benefits payable to any current or former employee or other service provider of the Company or any of its Subsidiaries, or trigger any other material obligation under any Plan, (ii) result in any breach or violation of any Plan or (iii) limit or restrict the right of Buyer (to the extent Buyer otherwise has such right) to merge, amend or terminate any Plan on or after the Closing Date. No current or former employee or other service provider of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Taxes imposed under Section 409A or 4999 of the Code) or interest or penalty related thereto.
5.17.8    Except as required by Law, no Plan or PEO Plan provides any health, disability or life insurance benefits as retiree or post-employment benefits to any current or former employee or other service provider (or any spouse, dependent or beneficiary of any such current or former employee or service provider) of the Company or any Subsidiary. No Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each of its Subsidiaries are, and to the extent applicable, each Plan is, in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state Law and (ii) the applicable requirements of Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-99 (“HIPAA”) and the regulations thereunder.
5.17.9    Each Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) was, between January 1, 2005 and December 31, 2008, operated and administered in good-faith compliance with, and based on a reasonable interpretation of the requirements of Section 409A of the Code and applicable guidance issued thereunder (including IRS Notice 2005-1) (collectively, the “409A Authorities”) and (ii) has been, since the later of (x) January 1, 2009 and (y) such Plan’s, agreement’s or arrangement’s inception date, in a written form that complies in all material respects with, and has been administered in compliance in all material respects with, the 409A Authorities and the final regulations promulgated and in effect thereunder.

5.18
Licenses, Permits and Approvals. Section 5.18 of the Disclosure Schedule lists all material domestic and material foreign governmental, regulatory and industry licenses, permits, certifications and approvals used in or necessary to the operation of the Business as presently conducted (collectively, “Permits”), and neither the Company nor any of its Subsidiaries is in violation of, in any material respect, the terms or conditions of any Permits, or has received written notice of any actual or alleged

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violation of such Permits or alleging the failure to hold or obtain any such Permits. Neither the Company nor any of its Subsidiaries has received written notice that any of such Permits will not be renewed, and there are no proceedings pending or, to the Company’s Knowledge, threatened to revoke or withdraw any such Permits.

5.19
Unlawful Payments. In the past three (3) years, none of the Company or any of its Subsidiaries, any of their respective officers, directors or managers (as such term is defined in the Limited Liability Act of the State of Delaware) or, to the Knowledge of the Company, any other Person employed by or engaged by the Company or any of its Subsidiaries has offered to any Person, made to any Person or received from any Person on behalf of the Company, any of its Subsidiaries or any Person affiliated with the Company or any of its Subsidiaries any illegal payment or contribution of any kind (whether or not monetary), directly or indirectly, including bribes, payments, gifts or gratuities (including to or from any official, employee or agent of any Governmental Authority or candidate therefor or any family member thereof).

5.20	Compliance with Laws.
5.20.1    At all times during the past three (3) years, the Company and each of its Subsidiaries has complied in all material respects with all Laws applicable to the Company and its Subsidiaries and by which any property or any asset of the Company or any of its Subsidiaries is bound. Except as set forth in Section 5.20.1 of the Disclosure Schedule, in the past three (3) years, neither the Company nor any of its Subsidiaries has received written notice of any alleged or actual violation of any applicable Law. Except as set forth in Section 5.20.1 of the Disclosure Schedule, no investigation, audit or review is pending or, to the Company’s Knowledge, threatened by any Governmental Authority with respect to any alleged violation by the Company or any of its Subsidiaries of any Law. Neither the Company nor any of its Subsidiaries is subject (or during the past three (3) years has been subject) to any adverse inspection, finding of deficiency, finding of non-compliance, compelled recall, material investigation, penalty, fine, sanction, assessment, material audit, request for corrective or remedial action in any material respect, or other material compliance or enforcement action by any Governmental Authority, in each case, relating to the products provided by the Company or any of its Subsidiaries.
5.20.2    None of the Company or any of its Subsidiaries or any of their respective officers, directors, managers (as such term is defined in the Limited Liability Act of the State of Delaware) or, to the Knowledge of the Company, employees or agents: (i) is subject to any sanction administered by the Office of Foreign Assets Control of the United States Treasury Department (“U.S. Economic Sanctions”); and (ii) has ever made any sales to or engaged in business activities with or for the benefit of, or will use any amounts payable hereunder for the purposes of financing the activities of, any Persons and countries that are subject to U.S. Economic Sanctions, including any “Specially Designated Nationals and Blocked Persons.”
5.20.3    The Company and each of its Subsidiaries have policies, procedures and systems in place intended to ensure the privacy and security of all business, proprietary, individually identifiable, personal, and medical and any other private information, in compliance in all material respects with federal and state Law. No breach has occurred with respect to any unsecured protected health information maintained by or for the Company or any of its Subsidiaries that is subject to the notification requirements of 45 C.F.R. §§ 164.406 or 164.408(b), and no information security or privacy breach event has occurred that would require notification under any comparable state Laws, except where such failures to be in compliance would not, individually or in the aggregate, reasonably be expected to be material.

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5.20.4    Neither the Company nor any of its Subsidiaries is subject to a compliance program with the Department of Justice, the Office of Inspector General of the Department of Health and Human Services or other Governmental Authority, and neither the Company nor any of its Subsidiaries has any reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority.
5.20.5    References in the representations and warranties set forth in this Section 5.20 to “during the past three (3) years” shall, with respect to the Monistat brand, be deemed to be references to “since August 12, 2011.”

5.21	Top Customers and Top Suppliers.
5.21.1    Section 5.21.1 of the Disclosure Schedule sets forth a true and complete list of the top ten (10) ultimate customers (e.g., Walmart, Walgreens, CVS) of the Company and its Subsidiaries (by revenue for each of the twelve (12)-month periods ending December 31, 2012 and December 31, 2013) (the “Top Customers”). Since January 1, 2013, no Top Customer has provided the Company or any of its Subsidiaries with any written notice, or, to the Knowledge of the Company with no duty of inquiry, verbal notice, of dispute or terminated or materially reduced, restricted or suspended its relationship with the Company or any of its Subsidiaries.
5.21.2    Section 5.21.2 of the Disclosure Schedule sets forth a true and complete list of the top ten (10) suppliers of the Company and its Subsidiaries (by revenue for each of the twelve (12)-month periods ending December 31, 2012 and December 31, 2013) (the “Top Suppliers”). Since January 1, 2013, no Top Supplier has provided the Company or any of its Subsidiaries with any written notice, or, to the Knowledge of the Company with no duty of inquiry, verbal notice, of dispute or terminated or materially reduced, restricted or suspended its relationship with the Company or any of its Subsidiaries. Except as set forth in Section 5.21.2 of the Disclosure Schedule, to the Knowledge of the Company with no duty of inquiry, none of the Top Suppliers has, during the past three (3) years, been issued a FDA Form 483 or received a warning letter from, or has otherwise been cited by, the FDA or any other Governmental Authority. Except as set forth in Section 5.21.2 of the Disclosure Schedule, none of the Top Suppliers has, during the past three (3) years, materially failed to fulfill its supply obligations with respect to the Business in a timely and complete manner, whether due to an event of force majeure or otherwise.

5.22
Insurance. Section 5.22 of the Disclosure Schedule sets forth each material insurance policy (other than welfare insurance policies relating to welfare benefit plans, each of which is listed in Section 5.17.1 of the Disclosure Schedule) to which the Company or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each insurance policy disclosed in Section 5.22 of the Disclosure Schedule: (i) such insurance policy is legal, valid, binding,, enforceable, and in full force and effect, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity); (ii) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party to such insurance policy is in material breach or material default thereunder, and no event has occurred which, with or without notice or lapse of time, or both, would constitute such a breach or default thereunder; and (iii) to the Knowledge of the Company, no other party to the such insurance policy has repudiated any material provision thereof. Except as set forth in Section 5.22 of the Disclosure Schedule, there are no pending material claims that have been submitted by or on behalf of the Company or any of its Subsidiaries under such insurance policies.

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5.23	Product Liability; Product Warranty.
5.23.1    Except as set forth in Section 5.23.1 of the Disclosure Schedule: (i) there have been no voluntary or involuntary product recalls relating to the products of the Company or any of its Subsidiaries during the past three (3) years; and (ii) neither the Company nor any of its Subsidiaries has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, distributed or delivered by the Company or any of its Subsidiaries, which Liability would be inconsistent with the historical experiences of the Company and its Subsidiaries.
5.23.2    Except as set forth in Section 5.23.2 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material Liability for replacement or repair of any product except to the extent that such Liability would not be inconsistent with the historical experiences of the Company and its Subsidiaries, or in excess of the reserve therefor reflected on the Latest Balance Sheet.

5.24
Brokerage Fees. Except as set forth in Section 5.24 of the Disclosure Schedule, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

5.25
Affiliate Transactions. Except as set forth in Section 5.25 of the Disclosure Schedule, no officer, director, manager or equityholder of the Company or any of its Subsidiaries or, to the Knowledge of the Company, family member of any of the foregoing: (i) owns, directly or indirectly, any interest in or is an officer, director, manager, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries; (ii) owns, directly or indirectly, in whole or in part, any material property, asset or right, real, personal or mixed, tangible or intangible which is utilized by the Company or its Subsidiaries or in connection with the Business; (iii) has received any loan from, or has any loan outstanding to the Company or any of its Subsidiaries; or (iv) directly or indirectly has an interest in or is a party to any Contract pertaining or relating to the Business, except for employment, consulting or other personal service agreements entered into in the Ordinary Course of Business.

5.26	Environmental.
5.26.1    Except as set forth in Section 5.26.1 of the Disclosure Schedule: (i) the Company and each of its Subsidiaries has for the past three (3) years complied in all material respects with and is currently in compliance in all material respects with all Environmental Laws and has in the past three (3) years received from any Person any (A) Environmental Notice or Environmental Claim, or (B) written request for information pursuant to any Environmental Law, which, in the case of (A) and (B), would reasonably be expected to result in a material Liability of the Company or its Subsidiaries and either remains pending or unresolved, or is the source of ongoing material obligations or requirements as of the Closing Date; (ii) the Company and each of its Subsidiaries have obtained and are in material compliance with all material Permits required under all applicable Environmental Laws (the “Environmental Permits”) necessary for the operation or of the Business of the Company and each of its Subsidiaries as currently conducted; (iii) (A) there has been no Release of Hazardous Materials by the Company or any of its Subsidiaries at any real property currently operated, leased or used, or, to the Knowledge of the Company, at any real property formerly operated, leased or used by the Company or any of its Subsidiaries, and (B) neither the Company nor any of its Subsidiaries has received an Environmental Notice that any real property currently operated, leased or used by the Company or any of its Subsidiaries has been contaminated with any Hazardous Material, in each case of (A) and (B), which would reasonably be expected to result in a material

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Environmental Claim against, or a material violation of Environmental Laws or the terms of any Environmental Permit by, the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, or Released, any Hazardous Materials, in each case, which would reasonably be expected to result in a material Environmental Claim against, or a material violation of Environmental Laws or the terms of any Environmental Permit by, the Company or any of its Subsidiaries; and (v) neither the Company nor any of its Subsidiaries has manufactured, sold, marketed, installed or distributed products or items containing asbestos or silica in a manner that would reasonably be expected to give rise to a material Liability of the Company or any of its Subsidiaries.
5.26.2    The Company has furnished to Buyer copies of all material environmental assessments, reports and all material environmental documents relating to the current operations, real properties or facilities of the Business, the Company or any of its Subsidiaries which are in its or any of its Subsidiaries’ possession or, to the Company’s actual knowledge with no duty of inquiry, control.
5.26.3    The representations and warranties set forth in this Section 5.26 are the sole and exclusive representations and warranties of the Company or any of its Subsidiaries with respect to any environmental matters, including any arising under Environmental Laws or relating to Environmental Claims, Environmental Notices or Hazardous Materials.

5.27
Bank Accounts. Section 5.27 of the Disclosure Schedule contains a true, correct and complete list of: (i) the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box; (ii) the type of each such account; and (iii) the names of all Persons authorized to draw thereon or to have access thereto.

5.28	FDA/FTC Regulatory Compliance.
5.28.1    Except as set forth in Section 5.28.1 of the Disclosure Schedule, during the past three (3) years, the Company and each of its Subsidiaries have complied in all material respects with all applicable provisions of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time (the “FD&C Act”), and all applicable regulations promulgated thereunder by the FDA (collectively, “FDA Law and Regulation”), and analogous provisions of foreign Law governing the regulation of the Company’s and its Subsidiaries’ current and/or proposed products.
5.28.2    Except as set forth in Section 5.28.2 of the Disclosure Schedule, in the past three (3) years, to the Knowledge of the Company, none of the Company or any of its Subsidiaries has received any written notice or communication from the FDA or FTC alleging noncompliance with any applicable FDA Law and Regulation or the FTC Act, or any written notice from any other Governmental Authority with respect to analogous provisions of foreign Law governing the regulation of the Company’s or any of its Subsidiaries’ products. Except as set forth in Section 5.28.2 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is now subject (or has been subject during the past three (3) years) to any civil, criminal or administrative action, suit, claim, complaint, hearing, demand letter, warning letter, untitled letter, proceeding, inspection, finding, recall, investigation, penalty assessment, audit or other compliance or enforcement, regulatory or administrative proceedings by the FDA, and no review or investigation has, to the Knowledge of the Company, been threatened, against the Company or any of its Subsidiaries for failure to comply with any FDA Law and Regulation or analogous provision of foreign Law governing the regulation of the Company’s or any of its Subsidiaries’ products. None of the Company, any of its Subsidiaries or any officer, director or managing employee of the Company

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or any of its Subsidiaries has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a.
5.28.3    During the past three (3) years, the Company and each of its Subsidiaries have obtained all necessary FDA Applications for their business activities during such period, including the commercial distribution of any products that are regulated by the FDA.
5.28.4    Except as set forth in Section 5.28.4 of the Disclosure Schedule, during the past three (3) years, the Company and each of its Subsidiaries have timely filed all required FDA Registrations.
5.28.5    Neither the Company nor any of its Subsidiaries has any pending 510(k) applications.
5.28.6    Set forth in Section 5.28.6 of the Disclosure Schedule is a true, correct and complete list, as of the date hereof, of: (i) all FDA Applications owned by the Company or any of its Subsidiaries (other than any FDA Applications that are drug master files or that were filed prior to the past three (3) years) and all similar types of applications in any other jurisdiction that have been made on behalf of the Company or any of its Subsidiaries in the past three (3) years, including all supplements and amendments thereto; (ii) the name of each of the products; (iii) the entity holding each regulatory approval; (iv) the reference number; and (v) the date on which the regulatory approval was granted.
5.28.7    In the past three (3) years, no human clinical trials have been conducted, monitored and organized by the Company and its Subsidiaries where compliance with the applicable requirements of Good Clinical Practice and related regulations is required.
5.28.8    In the past three (3) years, the Company and each of its Subsidiaries and, to the Company’s Knowledge, their respective contract manufacturers of medical devices, have been in compliance in all material respects with the Quality System Regulation set forth in 21 C.F.R. Part 820.
5.28.9    In the past three (3) years, except as disclosed in Section 5.28.9 of the Disclosure Schedule, the Drug products and Dietary Supplements distributed by the Company have been in compliance in all material respects with the Current Good Manufacturing Practice Regulations set forth in 21 C.F.R. Parts 111, 210, & 211, as applicable.
5.28.10    The Company and each of its Subsidiaries and, to the Company’s Knowledge, their respective contract manufacturers of medical devices, are in compliance in all material respects with the written procedures, record-keeping and FDA reporting requirements for Medical Device Reporting set forth in 21 C.F.R. Part 803 and Reports of Corrections and Removals set forth in 21 C.F.R. Part 806.
5.28.11    Except as set forth in Section 5.28.11 of the Disclosure Schedule, the Company and each of its Subsidiaries and, to the Company’s Knowledge, their respective contract manufacturers of Drug products, are in compliance in all material respects with the written procedures, record-keeping, complaint handling and investigation, and FDA reporting requirements for Post-Market Adverse Drug Experience Investigation and Reporting, set forth in 21 C.F.R. Part 314.80, other Post-Marketing Reporting Requirements, set forth in 21 C.F.R. Part 314.81. The Company has made available to Buyer copies of all Adverse Event Reports and Serious Adverse Event Reports arising, in the last three (3) years, out of the use of products developed, manufactured, marketed, sold and/or distributed by the Company or any of its Subsidiaries.
5.28.12    Each product intended for use as a medical device is and, during the past three (3) years, has been labeled, promoted, and advertised in compliance in all material respects with the scope of any

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applicable cleared or approved indications and FDA’s premarket notification requirements in 21 C.F.R. Part 807, Subpart A and E, subpart E in accordance with 21 U.S.C. §360(l) or (m), and applicable rules and regulations thereunder.
5.28.13    Each product intended for use as a Drug and subject to an approved New Drug Application or Abbreviated New Drug Application, as defined in 21 U.S.C. § 355, has, during the past three (3) years, been labeled, promoted, and advertised in compliance in all material respects with the scope of such product’s approved application and all applicable rules and regulations, including 21 C.F.R. Part 201.66.
5.28.14    Except as set forth in Section 5.28.14 of the Disclosure Schedule, each product intended for use as a Drug and not subject to an approved New Drug Application or Abbreviated New Drug Application has, during the past three (3) years, been labeled, promoted, and advertised in compliance in all material respects with all applicable rules and regulations pertaining to Over the Counter Human Drugs Which Are Generally Recognized as Safe and Effective, including 21 C.F.R. Part 330, and, as applicable, FDA standards governing Tentative Final Monograph products.
5.28.15    Except as disclosed in Section 5.28.15 of the Disclosure Schedule, in the past three (3) years (i) there have been no voluntary or involuntary product recalls or withdrawals conducted by or issued to the Company or any of its Subsidiaries, and, (ii) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written requests from the FDA or any other applicable Governmental Authority requesting the Company or any of its Subsidiaries to cease to investigate, test, manufacture, transport, promote, market, advertise, import, export, distribute or sell any products of the Company or any of its Subsidiaries.
5.28.16    No facility of the Company and its Subsidiaries is engaged in the manufacture, preparation, propagation, compounding, or relabeling of a Drug.
5.28.17    In the past three (3) years, each of the Company and its Subsidiaries has been in material compliance with all applicable Laws governing product promotion and advertising, including Section 5 of the FTC Act.
5.28.18    References in the representations and warranties set forth this Section 5.28 to “the past three (3) years” shall, with respect to the Monistat brand, be deemed to refer to “the period from August 12, 2011 to the present”.

5.29
No Other Representations or Warranties. The representations and warranties made by the Company or relating to the Company or any of its Subsidiaries contained in this Section 5 are the exclusive representations made by the Company or relating to the Company or any of its Subsidiaries. Except for such representations and warranties, the Company makes no express or implied representation or warranty of any kind relating to the Company or any of its Subsidiaries.

6.
Representations and Warranties of Buyer. As a material inducement to the Company and the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Company and the Sellers as of the date hereof and as of the Closing, and except as set forth in the Disclosure Schedule, as follows:

6.1
Organization and Authority. Buyer (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate

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power and authority to own, lease and operate its assets and conduct its business as they are now being operated and conducted.

6.2
Authorization of Transaction. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer. Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by Buyer, and the Ancillary Agreements to which it is a party will be duly executed and delivered by Buyer at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

6.3
Noncontravention. Except as set forth in Section 6.3 of the Disclosure Schedule, neither the execution and the delivery of this Agreement or the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby will (i) violate or conflict in any way with any applicable Law of any Governmental Authority to which Buyer is subject or any of the Organizational Documents of Buyer, or result in the creation of any Lien upon any asset of Buyer pursuant to the terms thereof, or (ii) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any consent or notice under, or result in the creation of any Lien upon any asset of Buyer pursuant to the terms of, any Contract, Permit or other arrangement to which Buyer is a party or by which Buyer is bound or to which any of Buyer’s assets is subject. Except as required by the HSR Act or any other applicable antitrust Law and except as set forth in Section 6.3 of the Disclosure Schedule, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any Lien on Buyer’s assets pursuant to the provisions of, any Contract or Permit.

6.4
No Litigation; No Injunctions. There are no suits, actions, proceedings, investigations, claims or orders pending, or to Buyer’s knowledge after reasonable inquiry, threatened, against Buyer, nor is Buyer subject to any agreement or judgment, order, writ, prohibition, injunction or decree of any Governmental Authority which would reasonably be expected to prevent or have the effect of restricting any of the transactions contemplated by this Agreement.

6.5
Brokerage Fees. Except as set forth in Section 6.5 of the Disclosure Schedule, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

6.6	Investment Intent; Restricted Securities. Buyer is acquiring the Company Shares solely for Buyer’s own account, for investment purposes only, and not with a current view to, or with any present

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intention of, reselling or otherwise distributing the Company Shares or dividing its participation herein with others. Buyer understands and acknowledges that: (i) none of the Company Shares have been registered or qualified under the Securities Act, or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (ii) all of the Company Shares constitute “restricted securities” as defined in Rule 144 under the Securities Act; (iii) none of the Company Shares are traded or tradable on any securities exchange or over-the-counter; and (iv) none of the Company Shares may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Company Shares and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Buyer is an “accredited investor” as defined in Rule 501(a) of the Securities Act and as defined in Section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions.

6.7
Financing. Buyer has provided to the Company true, correct and complete copies of the fully executed commitment letter, dated as of April 25, 2014, among Buyer’s indirect parent, Prestige Brands Holdings, Inc. and the Debt Financing Sources party thereto, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (collectively, the “Debt Commitment Letter”) pursuant to which the Debt Financing Sources party thereto have agreed, subject to the terms and conditions set forth in the Debt Commitment Letter, to provide debt financing to Buyer in connection with the consummation of the transactions contemplated hereby in an aggregate amount not to exceed the amount set forth in the Debt Commitment Letter. On the Closing Date Buyer will have sufficient unrestricted cash on hand and available credit facilities to pay all amounts required to be paid by Buyer at the Closing pursuant to the terms of this Agreement, and to pay all of its related fees and expenses.

6.8
Due Diligence Review. Buyer acknowledges that: (i) it has completed its own due diligence review with respect to the Company and its Subsidiaries and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made by the Sellers and/or the Company in Section 4 or Section 5 hereof, it is not relying upon any representation or warranty of any Seller, the Company or any Affiliate thereof or any officer, director, employee, agent or advisor thereof, nor upon the accuracy of any record, projection or statement made available or given to Buyer in the performance of such investigation, (ii) it has had access to the Company and its Subsidiaries and their respective books and records, contracts, agreements and documents (including Tax Returns and related documents), and employees, agents and representatives, and (iii) it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.

6.9
Solvency. As of the Closing, assuming the accuracy of each Seller’s and the Company’s representations and warranties, and after giving effect to all of the transactions contemplated by this Agreement, the Company will be Solvent. For purposes of this Section 6.9, “Solvent” means that, with respect to any Person and as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (iii) such Person will not have, as of such date,

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an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

6.10
No Other Representations or Warranties. Except for the representations and warranties made by Buyer or relating to Buyer contained in this Section 6, Buyer makes no express or implied representation or warranty relating to Buyer.

7.	Covenants of the Company, the Sellers and the Sellers Representative.

7.1
Conduct of the Business. Except as contemplated by this Agreement, as set forth on Schedule 7.1, as required by Law, in connection with the entry into customary sale bonus agreements covered by the definition of Company Transaction Expenses (provided, that the Sellers and the Company provide prior written notice to Buyer of any such sale bonus agreement that would or reasonably would be expected to result in a payment of $100,000 or more to any one Person) or as otherwise consented to or requested in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, from the date hereof through the Closing or earlier termination of this Agreement in accordance with Section 12, each of the Sellers and the Company covenants and agrees: (w) to use its Reasonable Efforts to maintain and preserve substantially intact the Company’s and each of its Subsidiaries’ business organization and advantageous business relationships, including the Distributor Contracts, and retain the services of their officers and employees; (x) except for competitively sensitive information specific to the Bonine or Sucrets brands (for which such correspondence shall solely be provided to Buyer’s legal counsel and other outside advisors), promptly to provide to Buyer copies of all written correspondence received by Emerson Group, Emerson Healthcare or the Company or any of its Subsidiaries from the five (5) largest retailers (by revenue) within the Emerson Group or Emerson Healthcare distribution network concerning product de-listings, and/or store count changes of five percent (5%) or more; (y) to disclose to Buyer (and provide Buyer copies of) any written notice or other communication received by the Company, any of its Subsidiaries or any Seller from any third party relating to a default or event which, with or without notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement, under any Contract to which the Company or any of its Subsidiaries is a party or is subject, or any written notice or other communication received by the Company, any of its Subsidiaries or any Seller from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (z) to cause the Company and each of its Subsidiaries not to:

7.1.1    (i) increase or decrease in any manner any compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, directors, managers, or consultants, other than routine wage increases for employees (other than officers) granted in the Ordinary Course of Business or as required under the terms of any Material Contract, (ii) hire any additional officer or make any employee an officer who had not been one, or terminate the employment or remove the officer status of any existing officer set forth in Section 7.1.1 of the Disclosure Schedule, or (iii) amend or enter into a new Plan or indicate or announce any intent to take such action, other than as required by applicable Law;

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7.1.2    conduct the Business other than in the Ordinary Course of Business;
7.1.3    issue, deliver or sell, or authorize or propose the issuance, delivery or sale of (i) any Equity Securities (except upon and in accordance with the exercise of any Stock Option outstanding on the date hereof), (ii) any securities convertible into Equity Securities, or (iii) any rights, warrants, calls, subscriptions or options to acquire Equity Securities;
7.1.4    amend any of its Organizational Documents;
7.1.5    (i) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets other than (a) in the Ordinary Course of Business, including sales of Inventory in the Ordinary Course of Business, (b) sales of obsolete assets or assets with no book value, and (c) prepayments of Indebtedness with excess cash, or (ii) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any corporation, partnership, association, joint venture or other business organization or division thereof;
7.1.6    incur any indebtedness for borrowed money except in amounts necessary to fund the operation of the Business in the Ordinary Course of Business under lines of credit in existence as of the date hereof (including revolver draws), guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others;
7.1.7    otherwise guarantee another Person’s borrowing of money or other Indebtedness or other payment by, or the performance of, another Person;
7.1.8    modify or terminate any Material Contract (except for the automatic termination of any such Material Contract in the Ordinary Course of Business upon the expiration of its term and issuances of purchase orders and media buys in the Ordinary Course of Business);
7.1.9    commence or settle any litigation, arbitration or proceeding (or threat thereof) or any claim except for any matter set forth in Section 11.2.2 of the Disclosure Schedule or any matter involving or reasonably expected to involve less than $250,000 in the aggregate, or, to the extent that it would adversely affect the Company or its Subsidiaries in a Tax period or portion thereof beginning after the Closing, (i) implement or adopt any change in its accounting principles, (ii) make or change any Tax election, adopt or change any accounting method, file or amend any Tax Return, enter into any closing agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, or (iii) change its method of accounting for Income Tax purposes;
7.1.10    modify its existing cash management, credit collection and payment policies, procedures and practices (including any acceleration in the collection of accounts receivable, delay in the payment of accounts payable);
7.1.11    during any consecutive two (2)-month period, fail to incur or expend at least ninety-five percent (95%) of the cumulative amount of the Company’s and its Subsidiaries’ (i) merchandising and promotional activities and/or (ii) marketing, advertising and promotional programs for such two (2)-month period that, in each case, are set forth in the latest operating budget prepared for the Company

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and its Subsidiaries, a true, correct and complete copy of which was provided or made available to Buyer (the “Operating Budget”);
7.1.12    enter into any agreement (whether oral or written) by and between the Company or any of its Subsidiaries (on the one hand) and any Seller, any Affiliate of any Seller, any equityholder of any Seller, or any employee, officer, director or manager of the Company or any of its Subsidiaries (on the other hand), in each case, except as otherwise contemplated by this Agreement, and except for agreements entered into by portfolio companies of any Seller or Affiliate of any Seller (on the one hand) and the Company or any Subsidiary of the Company (on the other hand) which are on arms-length terms and entered into in the Ordinary Course of Business; or
7.1.13    enter into any Contract, or otherwise become obligated, to take any action prohibited under this Section 7.1.

7.2
Filings; Consents; Etc. Unless a higher standard of effort is expressly set forth herein with respect to a particular matter, each of the Sellers and the Company shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, each of the Sellers and the Company shall give all material notices, make all material required filings with or applications to Governmental Authorities, and use Reasonable Efforts to obtain all material consents of all third parties set forth in Section 5.3 of the Disclosure Schedule, including Apotex Inc., as required under the terms of that certain Cross License and Supply Agreement, dated February 14, 2012, by and between Apotex Inc. and Insight LLC (which such consent the Company shall seek at its sole cost and expense), and all Governmental Authorities, necessary for the Parties to consummate the transactions contemplated hereby, and shall use Reasonable Efforts to ensure that each of the Distributor Contracts are amended in a manner consistent with the terms set forth in Section 7.2 of the Disclosure Schedule. In addition, each of the Sellers and the Company agrees to use Reasonable Efforts to cooperate with Buyer in connection with the foregoing, including using Reasonable Efforts to (x) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (y) cause the conditions set forth in Section 9.1 and 9.2 to be satisfied and to consummate the transactions contemplated hereby. Notwithstanding the foregoing, all of the provisions of this Section 7.2 shall be subject to Section 13.2 and in the event of a conflict, Section 13.2 shall control.

7.3
No Solicitation. From and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing, each of the Sellers and the Company will not, will not permit the Subsidiaries of the Company or its or their directors, officers, employees or representatives to, and will direct each of their respective Affiliates not to, directly or indirectly, (i) solicit, initiate, or encourage any Acquisition Proposal, (ii) engage in negotiations or discussions (except for any internal discussions among the members of the board of directors of and the investors in the Company) concerning, or provide any information to any Person in connection with, any Acquisition Proposal, or (iii) agree to or approve any Acquisition Proposal; provided, that for purposes of this sentence, the term “Affiliates” shall be deemed not to include any portfolio company controlled directly or indirectly by any Seller or by Teachers’ Private Capital, the private equity division of Ontario Teachers’ Pension Plan Board, and shall not include any Affiliate of 1829356 Ontario Limited that is not controlled, directly or indirectly, by Teachers’ Private Capital. As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible (A) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of a material portion of the assets of the Company or any of its Subsidiaries, or (B) issuance, sale or

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other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) a material portion of the Equity Securities (or options, rights or warrants to purchase or securities convertible into, such Equity Securities) of the Company or any of its Subsidiaries, (C) liquidation, dissolution, or other similar type of transaction with respect to the Company or any of its Subsidiaries, or (D) transaction which is similar in form, substance, or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated hereby. Each of the Sellers and the Company will immediately cease any and all existing discussions, negotiations or other activities with any Persons (other than Buyer and its Affiliates) conducted heretofore with respect to any of the foregoing.

7.4	Updated Disclosures; Interim Financial Statements.
7.4.1    From the date hereof until the Closing, each Seller as to itself (with respect to Section 4) and the Company (with respect to Section 5) shall disclose to Buyer in writing (in the form of an updated Disclosure Schedule), promptly upon discovery thereof, any variances from the representations and warranties contained in Section 4 or Section 5 hereof (the “Updated Disclosures”), which shall include (i) any matter first existing or occurring following the date hereof and that (A) if existing or occurring at or prior to the date hereof would have been required to be set forth or described in the Disclosure Schedule, or (B) is necessary to correct any information in the Disclosure Schedule that has been rendered inaccurate thereby (each such matter, a “New Matter”) or (ii) any matter existing or arising prior to the date of this Agreement and was required to be but was not previously set forth in the Disclosure Schedule (each such matter, an “Existing Matter”). To the extent the Updated Disclosures include information about an Existing Matter which needed to be disclosed on the date hereof for the representations and warranties contained in Section 4 and/or Section 5 hereof to have been true and correct on the date hereof, then such Updated Disclosures shall not amend or supplement the Disclosure Schedule delivered on the date hereof, such Updated Disclosures shall not affect the indemnification obligations of any Seller under Section 11, and accordingly the Buyer Parties shall be entitled to indemnification pursuant to Section 11 (subject to all of the applicable limitations, if any, set forth therein) for any breaches of representations and warranties contained in Section 4 and/or Section 5 that otherwise would have existed but for the information disclosed pursuant to any such Updated Disclosures. To the extent the Updated Disclosures include information about a New Matter, then such Updated Disclosures shall amend and supplement the Disclosure Schedule delivered on the date hereof for the purposes of the indemnification obligations of the Sellers under Section 11, and accordingly no Buyer Party shall be entitled to indemnification pursuant to Section 11 for any breaches of representations and warranties contained in Section 4 and/or Section 5 that otherwise would have existed but for the information disclosed pursuant to any such Updated Disclosures; provided, that, notwithstanding the foregoing, if any such Updated Disclosures relate to variances from (i) the representations and warranties contained in (A) Section 5.15, and further relate to (1) any claim, charge, complaint, action, suit, proceeding, hearing, inquiry, or investigation of any Governmental Authority or any other Person or before any arbitrator (each, a “Litigation”) that first arose after the date hereof, or (2) any pending or threatened Litigation that ultimately, individually results in Losses to any Buyer Party in excess of $5,000, (B) Section 5.11.4, (C) Section 5.13 (it being agreed and understood that no Updated Disclosures in respect of any variances from the representations and warranties set forth in Section 5.13 shall be required by this Section 7.4.1), (D) Section 5.19, (E) Section 5.20, (F) Section 5.23.1, (G) Section 5.28 or (ii) any of the Fundamental Representations (the foregoing clauses (i) and (ii), inclusive, the “Specified Representations”), then such Updated Disclosures shall not amend or supplement the Disclosure Schedule delivered on the date hereof, such Updated Disclosures shall not affect the indemnification obligations of any Seller under Section 11, and accordingly the Buyer Parties shall be entitled to indemnification pursuant to Section 11 (subject to all of the limitations set forth therein) for any breaches of the Specified Representations as set forth in any such Updated Disclosures.

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7.4.2    From the date hereof until the Closing Date, the Company shall deliver to Buyer (i) as promptly as practicable after the last day of such month, copies of the monthly consolidated financial statements of the Company and its Subsidiaries stamped “Estimates” and (ii) monthly consolidated financial statements of the Company and its Subsidiaries (which shall be prepared in accordance with GAAP, subject to year-end adjustments and the absence of footnotes, and on the basis of and in accordance with the books and records of the Company and its Subsidiaries kept in the Ordinary Course of Business) as they are finalized, but in no event later than the twentieth (20th) day following the last date of such month (the “Interim Financial Statements”).

7.5
Reasonable Access. From the date of this Agreement until the Closing or the earlier termination of this Agreement, and subject to applicable Law, the Company shall give Buyer and its representatives, upon reasonable advance notice, reasonable access, during normal business hours, to the assets, properties, books, records, agreements and senior management of the Company and its Subsidiaries, and the Company shall permit Buyer to make such inspections as Buyer may reasonably require; provided, however, that such access shall not extend to any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation.

7.6	Financing Assistance; Sale Assistance; Etc.
7.6.3    The Company, the Sellers and the Sellers Representative (in its capacity as the Sellers Representative) shall use Reasonable Efforts to provide such cooperation as reasonably requested by Buyer with respect to Buyer’s financing (the “Financing”) of the transactions contemplated hereby, including (i) providing to Buyer and the Debt Financing Sources the Required Financial Information and all other material financial information in their possession with respect to the Company and its Subsidiaries as reasonably requested by Buyer or the Debt Financing Sources; (ii) making the Company’s and its Subsidiaries’ senior officers reasonably available to the Debt Financing Sources in connection with the Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing; (iii) the Company providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors, subject to customary confidentiality requirements reasonably acceptable to the Company; (iv) the Company or any of its Subsidiaries executing and delivering any guarantee, pledge and security documents, other definitive financing documents, a certificate of the chief financial officer of the Company with respect to solvency of the Company and its Subsidiaries on a consolidated basis, and other certificates or documents and back-up therefor as may be reasonably requested by Buyer (including consents of accountants for use of their reports in any materials relating to the Financing) and otherwise reasonably facilitating the pledging of collateral; provided, that no employee being terminated at the request of Buyer shall be so required to sign any such document; (v) the Company furnishing Buyer and the Debt Financing Sources with the latest financial statements of the Company and its Subsidiaries on a consolidated basis reasonably promptly after they have been prepared; (vi) reasonably assisting Buyer and the Debt Financing Sources with their preparation for customary rating agency and lender presentations and customary bank offering memoranda, syndication memoranda, lender presentations and other marketing materials or memoranda, including business and financial projections and pro formas reasonably requested by Buyer, in connection with the Financing; (vii) obtaining the payoff letters and Lien terminations and instruments of discharge contemplated by this Agreement; and (viii) furnishing Buyer and the Debt Financing Sources reasonably promptly with such documentation and other information in the Company’s or any of its Subsidiaries’ possession, custody or control which any lender providing or arranging Financing has reasonably requested and that such lender has determined is required by regulatory authorities in connection with such Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act. Each

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of the Sellers, the Sellers Representative and the Company, as applicable, shall supplement the Required Financial Information provided by them on a reasonably current basis to the extent that any of them become aware that any such Required Financial Information contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading in any material respect and provide any supplements reasonably requested by Buyer.
7.6.4    The Company, the Sellers and the Sellers Representative (in its capacity as the Sellers Representative) shall use Reasonable Efforts to provide such cooperation as reasonably requested by Buyer, either before or after the Closing, with respect to any sale, divestiture, lease, license, transfer or other disposition (or any proposed sale, divestiture, lease, license, transfer or other disposition) of any assets or businesses of the Company or any of its Subsidiaries as may be required by any Governmental Authority in order to satisfy the conditions set forth in Section 9.1 (a “Sale”), including, subject to customary confidentiality requirements reasonably acceptable to the Company, (i) providing to any prospective purchaser all material business and financial information in their possession with respect to the Company and its Subsidiaries as reasonably requested by Buyer or such prospective purchaser in connection with a Sale; (ii) making the Company’s and its Subsidiaries’ senior officers reasonably available to Buyer and any prospective purchaser in connection with a Sale, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to a Sale; (iii) the Company providing customary authorization letters to a prospective purchaser’s financing sources authorizing the distribution of information to such prospective purchaser’s lenders or investors, subject to customary confidentiality requirements reasonably acceptable to the Company; (iv) the Company furnishing Buyer and any prospective purchaser with the latest financial statements of the Company and its Subsidiaries on a consolidated basis reasonably promptly after they have been prepared; (v) reasonably assisting Buyer and any prospective purchaser with their preparation for customary rating agency and lender presentations and customary bank offering memoranda, syndication memoranda, lender presentations and other marketing materials or memoranda, including business and financial projections and pro formas reasonably requested by Buyer, in connection with a Sale; (vi) obtaining the payoff letters and Lien terminations and instruments of discharge for the assets or businesses of the Company or any of its Subsidiaries that are the subject of a Sale; and (viii) furnishing Buyer, any prospective purchaser and such prospective purchaser’s financing sources reasonably promptly with such documentation and other information in the Company’s or any of its Subsidiaries’ possession, custody or control which Buyer or such prospective purchaser has reasonably requested in connection with a Sale.
7.6.5    Notwithstanding anything to the contrary in that certain Confidentiality Agreement, effective as of November 20, 2013 (the “Confidentiality Agreement”), by and between Insight LLC and Prestige Brands Holdings, Inc., an Affiliate of Buyer, the Parties acknowledge and agree (and the Company acknowledges and agrees on behalf of Insight LLC, its wholly owned Subsidiary) that any disclosure by Buyer or any of its Affiliates of any confidential information of the Company or any of its Subsidiaries in accordance with the foregoing provisions of this Section 7.6 shall not be deemed, and shall not constitute, a breach or violation of any term or provision of the Confidentiality Agreement, so long as customary confidentiality requirements reasonably acceptable to the Company have been put in place with the recipient(s) of any confidential information.
7.6.6    Notwithstanding anything to the contrary contained in this Section 7.6, (i) none of the Sellers Representative or any Seller, or, prior to the Closing, the Company or any Subsidiary of the Company, shall be required to pay any fees or other amounts in connection with the Financing or any Sale, and none of the Sellers Representative or any Seller (in their capacities as such) shall be required to execute, deliver or enter into any binding documentation with respect to the Financing or the Sale, (ii) until the Closing occurs, the Company and its Subsidiaries shall not have any Liability or any obligation under any agreement or document related to the Financing (other than with respect to

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representations made in the authorization letters made to the Debt Financing Sources and potential lenders and investors in the Financing described above in Section 7.6.1(iii)), (iii) any cooperation pursuant to this Section 7.6 shall not require the Sellers or the Company to waive or amend any terms of this Agreement, (iv) any cooperation or agreements pursuant to this Section 7.6 shall not require the Sellers or the Company or any of its Subsidiaries to take any action that would conflict with any applicable law, the organizational documents of any Seller, if applicable, the Company or its Affiliates (to the extent modifying such organizational documents to permit such action would be materially adverse to any Seller, the Company or its Affiliates, respectively) or result in the contravention of, or would reasonably be expected to result in the violation or breach of, or default under, any material contract to which any Seller, the Company or its Affiliates is a party, and (v) Buyer shall keep the Company and the Sellers Representative currently and reasonably informed with respect to its efforts under this Section 7.6 and under Section 13.2.

8.	Covenants of Buyer.

8.1
Filings; Consents; Etc. Unless a higher standard of effort is expressly set forth herein with respect to a particular matter, Buyer shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer shall give all notices, make all material required filings with or applications to Governmental Authorities, and use Reasonable Efforts to obtain all material consents of all third parties, including Governmental Authorities, necessary for the Parties to consummate the transactions contemplated hereby. In addition, Buyer agrees to use Reasonable Efforts to cooperate with the Company in connection with the foregoing, including using Reasonable Efforts to (i) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (ii) to cause the conditions set forth in Section 9.1 and Section 9.3 to be satisfied and to consummate the transactions contemplated herein. Notwithstanding the foregoing, (x) except as provided in Section 13.15, in no event shall the provisions of this Section 8.1 require Buyer to expend any funds in, or otherwise in connection with, the giving of notices, the making of filings with or applications to Governmental Authorities or the obtaining of material consents and (y) all of the provisions of this Section 8.1 shall be subject to Section 13.2 and in the event of a conflict, Section 13.2 shall control.

8.2
Post-Closing Access to Books and Records. From and after the Closing, to the extent permitted by Law or contractual obligation and subject to keeping intact any privilege relating to such information and the confidentiality obligations set forth in any of the Ancillary Agreements, Buyer shall cause the Company and its Subsidiaries to provide the Sellers Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours upon reasonable advance written notice to Buyer, to the books and records of the Company solely with respect to periods prior to and including the Closing Date in connection with any reasonable business justification previously disclosed in writing to the Company whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. For purposes of clarity, in no event shall the foregoing be deemed to limit the Parties’ obligations set forth in Section 10.5.

9.	Conditions Precedent to the Closing.

9.1	Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to

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the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of such Party as to itself only:
9.1.1    No Legal Prohibition. No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or other Governmental Authority that would prohibit the consummation by such Party of the transactions contemplated hereby.
9.1.2    No Injunction. No Party shall be prohibited by any order, ruling, consent, decree, judgment or injunction of a court or other Governmental Authority of competent jurisdiction, and there shall not be any pending litigation brought by any Governmental Authority that would restrain, enjoin, or otherwise prohibit any Party, from consummating the transactions contemplated hereby.
9.1.3    Antitrust. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated. All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement that are set forth in Section 9.1.3 of the Disclosure Schedule shall have been obtained or filed.

9.2
Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Buyer:

9.2.3    Accuracy of Representations and Warranties; Performance of Covenants.
9.2.3.1    Each of the respective representations and warranties of the Company and the Sellers contained in Sections 4 and 5 (other than those contained in Sections 4.1, 4.2, 5.1, 5.2, and 5.4) shall be true and correct when made and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period of time), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not constitute a Material Adverse Effect.
9.2.3.2    Each of the representations and warranties of the Company and the Sellers contained in Sections 4.1, 4.2, 5.1, 5.2, and 5.4) shall be true and correct in all material respects when made and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period of time), except for such representations and warranties that are qualified by terms such as “material”, “in all material respects” or “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects when made and as of the Closing.
9.2.3.3    Each Party other than Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by him or it on or prior to the Closing, except where such Party’s failure to have so performed or complied, individually or in the aggregate, does not constitute a Material Adverse Effect. Buyer shall receive at the Closing a certificate, dated as of the Closing Date from the Company and each Seller certifying with respect to itself only the fulfillment of the conditions set forth in this Section 9.2.1.

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9.2.4    No Material Adverse Effect. No change, effect, event, occurrence, state of facts or development shall have occurred since the date of the Latest Audited Balance Sheet that constitutes, either individually or in the aggregate, a Material Adverse Effect.
9.2.5    Deliveries. The Company and the Sellers shall have made the deliveries to Buyer as set forth in Sections 3.2.1.1, 3.2.1.2, 3.2.1.3, 3.2.1.4, 3.2.1.7 and 3.2.1.8. In addition, none of the Employee Restrictive Covenant Agreements, the Restrictive Covenant Agreements, or the Termination Agreements shall have been terminated, amended, restated, replaced, superseded, supplemented, or otherwise modified, in each case, without Buyer’s prior written consent.
9.2.6    Acknowledgement. Buyer acknowledges that the receipt by, or the availability of any funds or financing to, Buyer or any of its Affiliates or any other financing shall not, in and of itself, be a condition to Buyer’s obligation to consummate the transactions contemplated hereunder.

9.3
Conditions Precedent to Obligations of the Company and the Sellers. The obligations of the Company and the Sellers under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Company and the Sellers Representative, as applicable:

9.3.20    Accuracy of Representations and Warranties; Performance of Covenants.
9.3.20.1    Each of the representations and warranties of Buyer contained in Section 6 (other than those contained in Sections 6.1 and 6.2) shall be true and correct when made and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all respects as of such date or with respect to such period of time), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not constitute a Material Adverse Effect.
9.3.20.2    Each of the representations and warranties of Buyer contained in Sections 6.1 and 6.2 shall be true and correct in all material respects when made and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period of time), except for such representations and warranties that are qualified by terms such as “material”, “in all material respects” or “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects when made and as of the Closing.
9.3.20.3    Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing, except where Buyer’s failure to have so performed or complied, individually or in the aggregate, does not constitute a Material Adverse Effect. The Sellers Representative shall receive at the Closing a certificate, dated as of the Closing Date from Buyer, certifying the fulfillment of the conditions set forth in this Section 9.3.1.
9.3.21    Deliveries. Buyer shall have made the deliveries to the Sellers Representative as set forth in Section 3.2.2.

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10.	Tax Matters.

10.1
Tax Indemnification. From and after the Closing, the Buyer Parties shall be indemnified and held harmless by the Sellers on a several but not joint basis in accordance with each Seller’s Pro Rata Portion from and against any Pre-Closing Taxes (which, for purposes of this Section 10.1, shall include any reasonable out-of-pocket expenses incurred in preparing any Tax Returns with respect thereto or conducting any audit arising therefrom).

10.2
Straddle Period. In the case of any Straddle Period, (i) the amount of any Taxes based upon or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and (ii) the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

10.3	Responsibility for Filing Tax Returns.
10.3.7    The Sellers Representative shall, at the Sellers’ cost and expense, prepare, or cause to be prepared all Pre-Closing Period Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries after the Closing Date. All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company or its applicable Subsidiary (as the case may be), except as required by applicable Law. The Sellers Representative shall deliver or cause to be delivered drafts of all such Pre-Closing Period Tax Returns to Buyer for its review and comment at least fifteen (15) days prior to the due date of any such Pre-Closing Period Tax Return. The Sellers Representative shall incorporate any comments or changes reasonably requested by Buyer at least five (5) days prior to the due date of any such Pre-Closing Period Tax Return, unless otherwise required by applicable Law. The Sellers Representative shall timely file all such Pre-Closing Period Tax Returns; provided, however, if any such Pre-Closing Period Tax Return is filed after the Closing and the Sellers Representative is not authorized to execute and file such Pre-Closing Period Tax Return by applicable Law, Buyer shall execute and file (or cause to be filed) such Pre-Closing Period Tax Return (as finally determined pursuant to this Section 10.3.1) with the appropriate Taxing Authority. The Sellers Representative (on behalf of the Sellers) shall pay all Pre-Closing Taxes due and payable in respect of all Pre-Closing Period Tax Returns of each of the Company and its Subsidiaries; provided, however, that if any Pre-Closing Period Tax Return is due after the Closing and is to be filed (or caused to be filed) by Buyer, the Sellers Representative (on behalf of the Sellers) shall pay (in immediately available funds) to Buyer the amount of all Pre-Closing Taxes due and payable with respect of such Pre-Closing Period Tax Return (determined pursuant to this Section 10.3.1) no later than three (3) Business Days prior to the earlier of the date such Pre-Closing Period Tax Return is filed or the due date of such Pre-Closing Period Tax Return.
10.3.8    Buyer shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by the Company and its Subsidiaries. All Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company or the applicable Subsidiary (as the case may be), except as required by applicable Law. Buyer shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to the Sellers Representative for its review and comment at least fifteen (15) days prior to the due date

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of any such Straddle Period Tax Return. Buyer shall incorporate any comments or changes reasonably requested by Sellers Representative at least five (5) days prior to the due date of any such Straddle Period Tax Return, unless otherwise required by applicable Law. No later than three (3) Business Days prior to the earlier of the date a Straddle Period Tax Return of any of the Company or its Subsidiaries is filed or the due date of such Straddle Period Tax Return, the Sellers Representative (on behalf of the Sellers) shall pay (in immediately available funds) to Buyer the amount of all Pre-Closing Taxes required to be paid with respect to such Straddle Period Tax Return (determined pursuant to this Section 10.3.2).

10.4
Post-Closing Actions. Neither Buyer nor any Affiliate of Buyer (including, after the Closing, the Company and its Subsidiaries) shall file, amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company or any of its Subsidiaries for any periods (or portion thereof) ending on or before the Closing Date, without the prior written consent of the Sellers Representative, not to be unreasonably withheld or delayed. The Sellers Representative (on behalf of the Sellers) shall be entitled to receive payment from Buyer or any of its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) of any refund of Pre-Closing Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing Date or otherwise, except to the extent attributable to any Tax attribute arising in a Tax period beginning after the Closing Date), but excluding any Tax receivables included in the calculation of the Actual Net Working Capital (as finally determined), with respect to any Tax period ending on or prior to the Closing Date and the pre-Closing portion of any Straddle Period of the Company and its Subsidiaries that is actually received by Buyer or any of its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), as additional consideration in connection with the consummation of the transactions contemplated hereby. Buyer and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) shall cooperate with the Sellers Representative, to the extent reasonably requested, in obtaining any refund to which the Sellers Representative (on behalf of the Sellers) is entitled under this Section 10.4. All such refunds shall be claimed in cash rather than as a credit against future Tax Liabilities. Notwithstanding anything in this Agreement to the contrary, in the event that a refund to which the Sellers Representative (on behalf of the Sellers) is entitled under this Section 10.4 is subsequently determined by any Taxing Authority to be less than the amount paid by Buyer to the Sellers Representative (on behalf of the Sellers), the Sellers Representative (on behalf of the Sellers) shall promptly return any such disallowed amounts (plus any interest in respect of such disallowed refunds owed to a Taxing Authority) to Buyer.

10.5
Cooperation and Records Retention. The Sellers Representative and Buyer shall (i) each provide the other, and Buyer shall, after the Closing, cause the Company and its Subsidiaries to provide the Sellers Representative, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to any Liability for Taxes, (ii) each retain and provide the other, and Buyer shall, after the Closing, cause the Company and its Subsidiaries to retain and provide the Sellers Representative with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Company or any of its Subsidiaries for any period. Without limiting the generality of the foregoing, Buyer shall retain, and shall, after the Closing, cause the Company and its Subsidiaries to retain, and the Sellers Representative shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and shall provide copies of such records at the other Party’s

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reasonable request. Each Party shall bear its own expenses in complying with the foregoing provisions of this Section 10.5.

10.6	Tax Proceedings.
10.6.8    Buyer shall deliver a written notice to the Sellers Representative promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of any of the Company or its Subsidiaries for which the Sellers may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Taxes, if any (the “Tax Claim Notice”); provided, however, that the failure or delay to so notify the Seller Representative shall not relieve the Sellers of any Liability that the Sellers may have to Buyer, except to the extent that the Sellers Representative demonstrates that the Sellers are materially and adversely prejudiced thereby.
10.6.9    With respect to Tax Contests for Taxes of each of the Company and its Subsidiaries for a Pre-Closing Period, the Sellers Representative may elect to assume and control the defense of such Tax Contest by written notice to Buyer within thirty (30) days after delivery by Buyer to the Sellers Representative of the Tax Claim Notice. If the Sellers Representative elects to assume and control the defense of such Tax Contest, the Sellers Representative (i) shall (on behalf of the Sellers) bear its own costs and expenses, (ii) shall be entitled to engage its own counsel and (iii) may (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (B) either pay (on behalf of the Sellers) the Tax claimed or sue for refund where applicable Law permits such refund suit or (C) contest, settle or compromise the Tax Contest in any permissible manner; provided, however, that the Sellers Representative shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned). If the Sellers Representative elects to assume the defense of any Tax Contest, the Sellers Representative shall (x) keep Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Buyer of any related correspondence and providing Buyer with an opportunity to review and comment on any material correspondence before the Sellers Representative sends such correspondence to any Taxing Authority), (y) consult with Buyer in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Buyer shall reasonably request, and Buyer shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contests).
10.6.10    In connection with any Tax Contest that relates to Taxes of each of the Company and its Subsidiaries for a Pre-Closing Period that (i) the Sellers Representative does not timely elect to control pursuant to Section 10.6.2 or (ii) the Sellers Representative fails to diligently defend, such Tax Contest shall be controlled by Buyer (and the Sellers shall reimburse Buyer for all reasonable costs and expenses incurred by Buyer relating to a Tax Contest described in this Section 10.6.3) and the Sellers and the Sellers Representative agree to cooperate with Buyer in pursuing such Tax Contest. In connection with any Tax Contest that is described in this Section 10.6.3 and controlled by Buyer, Buyer shall (x) keep the Sellers Representative informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Sellers Representative of any related correspondence and shall provide the Sellers Representative with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority), (y) consult with the Sellers Representative in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Sellers Representative shall reasonably request, and, at the cost and expense of the Sellers, the Sellers Representative shall have the right to participate

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in (but not control) the defense of such Tax Contest(including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contests); provided, however, that Buyer shall not settle or compromise (or take other actions described herein with respect to) any such Tax Contest without the prior written consent of the Sellers Representative (such consent not to be unreasonably withheld, delayed or conditioned).
10.6.11    In connection with any Tax Contest for Taxes of each of the Company or any of its Subsidiaries for any Straddle Period, such Tax Contest shall be controlled by Buyer; provided, that Buyer shall not settle or compromise (or take such other actions described herein with respect to) any Tax Contest without the prior written consent of the Sellers Representative, such consent not to be unreasonably withheld, conditioned or delayed. Buyer shall (x) keep the Sellers Representative informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Sellers Representative of any related correspondence and shall provide the Sellers Representative with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority), (y) consult with the Sellers Representative in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Sellers Representative shall reasonably request, and, at the cost and expense of the Sellers, the Sellers Representative shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contests).
10.6.12    Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 10.6 (and not Section 11.6).

10.7
Adjustments to the Purchase Price. Buyer and the Sellers agree to treat any amounts payable after the Closing by the Sellers to Buyer (or by Buyer to the Sellers) pursuant to this Agreement as an adjustment to the purchase price payable hereunder, unless a final determination by the appropriate Taxing Authority or court of competent jurisdiction causes any such payment not to be treated as an adjustment to the purchase price payable hereunder for Tax purposes.

10.8
Transfer Taxes. Buyer, on the one hand, and the Sellers, on the other hand, shall each pay one-half of all transfer, sales, use, gains, documentary, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to Transfer Taxes.

11.	Survival; Indemnification.

11.1	Survival.
11.1.22    All representations, warranties, covenants and agreements set forth in this Agreement will survive the Closing Date for the periods set forth in this Section 11.1 and the consummation of the transactions contemplated hereby.
11.1.23    With respect to any claim or claims for breaches of representations and warranties contained in Section 4, Section 5 or Section 6 hereof (except for the Fundamental Representations and the Extended Representations) and with respect to any covenant or agreement to be performed prior to Closing, no indemnifying party will be liable with respect to any breach of such Section 4, Section 5 or Section 6 representations and warranties or such pre-Closing covenants unless written notice of a claim for indemnification with respect to such breach is given by the indemnified party to the Sellers

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Representative or Buyer, as applicable, prior to 5:00 P.M., Chicago time, on the date that is fifteen (15) months after the Closing (the “General Survival Date”), it being understood that so long as such written notice is given in accordance with this Agreement on or prior to such time on the General Survival Date, such representations and warranties shall continue to survive solely with respect to the matter(s) set forth in such written notice until such matter(s) is/are resolved.
11.1.24    Notwithstanding the foregoing Section 11.1.2, (i) there shall be no time limitation with respect to any claim arising out of any breach of any of the Fundamental Representations or any claim for any breach by the Company (prior to the Closing) or any Seller or the Sellers Representative of the covenants or agreements made by such Party contained in this Agreement, or any breach by Buyer of the covenants or agreements made by Buyer contained in this Agreement, in each case, which covenants or agreements are to be performed following the Closing, and (ii) the time limitation with respect to any claim arising out of any breach of any representation and warranty in Section 5.9 (Tax Matters) or Section 5.17 (Employee Benefit Plans) (collectively, the “Extended Representations”) shall be thirty (30) days after the expiration of the applicable statute of limitations.

11.2	Indemnification by the Sellers.
11.2.9    Each Seller severally, as to itself only, shall indemnify, protect, defend and hold and save Buyer and its Affiliates (including, for purposes of clarity, after the Closing the Company and its Subsidiaries) and each of their respective equityholders, managers, directors, officers, employees and agents, successors and assigns (collectively, the “Buyer Parties”) harmless from and against any Losses any of the Buyer Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification resulting from, arising from or out of, relating to, or caused by (i) any breach or inaccuracy of any representation or warranty of such Seller in Section 4 of this Agreement or (ii) any nonfulfillment or breach of any covenant or agreement that is specific only to that Seller (and not a covenant or agreement applicable to all of the Sellers) set forth in this Agreement by such Seller.
11.2.10    The Sellers shall, on a several but not joint basis in accordance with each Seller’s Pro Rata Portion, indemnify, protect, defend and hold and save the Buyer Parties harmless, from and against any Losses any of the Buyer Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including any Losses any of the Buyer Parties may suffer after the end of the applicable survival period (if any), if a claim is made before the end of the applicable survival period (if any), resulting from, arising from or out of, relating to, or caused by: (i) any breach or inaccuracy of any representation or warranty set forth in Section 5 of this Agreement; (ii) any nonfulfillment or breach of any covenant or agreement on the part of any of the Sellers (to the extent that such covenant or agreement is applicable to all of the Sellers), the Sellers Representative (in its capacity as such) or (prior to Closing) the Company set forth in this Agreement; (iii) any Company Transaction Expenses or Indebtedness that are not taken into account in the calculation of the payments and adjustments set forth in Sections 2.3 and 2.4 hereof; (iv) any Pre-Closing Taxes pursuant to Section 10.1; and (v) any of the matters set forth in Section 11.2.2 of the Disclosure Schedule.

11.3
Indemnification by Buyer. Buyer shall indemnify, protect, defend and hold and save harmless each Seller and its equityholders, managers, directors, officers, partners, employees, agents, successors and assigns (collectively, the “Seller Parties”) from and against any Losses any of the Seller Parties shall suffer, sustain or become subject to, through and after the date of the claim for indemnification, resulting from (i) any breach or inaccuracy of any representation or warranty of Buyer in Section 6 of this Agreement, or (ii) any nonfulfillment or breach of any covenant or agreement on the part of Buyer set forth in this Agreement.

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11.4
Indemnifiable Losses. All Losses for which the Buyer Parties are entitled to seek indemnification pursuant to Section 11.2 are referred to herein as “Buyer Indemnifiable Losses.” All Losses for which the Sellers are entitled to seek indemnification pursuant to Section 11.3 are referred to herein as “Seller Indemnifiable Losses.” Buyer Indemnifiable Losses and Seller Indemnifiable Losses are collectively referred to herein as “Indemnifiable Losses.” Notwithstanding anything to the contrary in this Agreement, including in the definitions of Losses, Liabilities, or otherwise, in no case shall any Buyer Party be entitled to recover from any Seller hereunder any consequential, special, punitive, indirect, or exemplary damages except for and to the extent such damages are sought and actually obtained by a third party in a Third Party Claim. In addition to the limitations set forth elsewhere in this Agreement, in no event shall any Seller be liable for any Buyer Indemnifiable Losses in excess of the amount of proceeds actually received by such Seller hereunder.

11.5	Limitations on Indemnification. The indemnification obligations of the Sellers set forth in Section 11.2 shall be subject to the following limitations:
11.5.13    Subject to the other limitations expressly set forth in this Agreement, the aggregate liability of the Sellers to indemnify the Buyer Parties from and against any Buyer Indemnifiable Losses arising under Section 11.2.1(i) and Section 11.2.2(i) shall not, in any event, exceed Thirty-Two Million Dollars ($32,000,000) (the “Cap”); provided, however, that, subject to Section 11.4, the Cap shall not apply to (i) any breach or inaccuracy of any of the Fundamental Representations, or (ii) any claims relating to actual, intentional (and not constructive or any other type of) fraud.
11.5.14    Subject to the other limitations expressly set forth in this Agreement, the Sellers will not have any obligation to indemnify the Buyer Parties with respect to any Buyer Indemnifiable Losses arising under Section 11.2.2(i) until the Buyer Parties shall first have suffered aggregate Buyer Indemnifiable Losses relating thereto in excess of Three Million Seven Hundred Thousand Dollars ($3,700,000) (the “Basket”) (at which point the Sellers will be obligated to indemnify the Buyer Parties only for Buyer Indemnifiable Losses in excess of the Basket); provided, however, that the limitation set forth in this Section 11.5.2 shall not apply to (i) any breach or inaccuracy of any of the Fundamental Representations or any of the representations and warranties in Section 5.13, or (ii) any claims relating to actual, intentional (and not constructive or any other type of) fraud.
11.5.15    Except for any Indemnifiable Loss arising under Section 10.1, Section 11.2.1(ii), Section 11.2.2(i) with respect to any breach or inaccuracy of any of the representations and warranties in Section 5.13 only, Section 11.2.2(ii), Section 11.2.2(iii), Section 11.2.2(iv), Section 11.2.2(v), or Section 11.3(ii) (for which, in each case, the limitations in this Section 11.5.3 shall not apply), no Indemnifiable Loss shall be payable unless such Indemnifiable Loss (together with all other Indemnifiable Losses that arise out of substantially similar facts or circumstances) equals or exceeds Fifty Thousand Dollars ($50,000), and any Indemnifiable Loss which is not payable because of such Fifty Thousand Dollar ($50,000) threshold shall not be taken into account in determining if the Buyer Parties have suffered aggregate Buyer Indemnifiable Losses in excess of the Basket in Section 11.5.2 above.
11.5.16    Subject to the other limitations expressly set forth in this Agreement, the Sellers will not have any obligation to indemnify the Buyer Parties with respect to any Buyer Indemnifiable Losses arising under Section 11.2.2(i) with respect to any breach or inaccuracy of any of the representations and warranties in Section 5.13 until the Buyer Parties shall first have suffered aggregate Buyer Indemnifiable Losses relating thereto in excess of Two Hundred Fifty Thousand Dollars ($250,000) (at which point the Sellers will be obligated to indemnify the Buyer Parties only for such Buyer Indemnifiable Losses in excess of Two Hundred Fifty Thousand Dollars ($250,000); provided, however,

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that the limitation set forth in this Section 11.5.4 shall not apply to any claims relating to actual, intentional (and not constructive or any other type of) fraud.
11.5.17    The Sellers shall have no obligation to indemnify the Buyer Parties from and against any Losses consisting of or relating to any Taxes with respect to any taxable period, or the portion of any Straddle Period, beginning after the Closing Date as a result of any breach of the representations and warranties set forth in Section 5.9 other than the representations and warranties set forth in Section 5.9.2, 5.9.10, 5.9.12 or 5.9.13 of such Section 5.9.
11.5.18    Neither a Party’s good faith judgment as to whether a matter meets a “materiality” or Material Adverse Effect threshold under a representation or warranty qualified by materiality or Material Adverse Effect, respectively, nor a Party’s good faith estimates and assumptions used in the preparation of financial statements shall be considered fraud for the purposes of this Agreement.

11.6	Indemnification Procedures.
11.6.3    Other than a claim involving Taxes, which procedure is set forth in and which shall be governed exclusively by Section 10, and other than a matter set forth in Section 11.2.2 of the Disclosure Schedule, if any third party (i.e., other than a Buyer Party or a Seller Party) shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim by such Indemnified Party for indemnification against any other Party (the “Indemnifying Party”) under this Agreement, then the Indemnified Party shall promptly upon becoming aware of any such claim give each Indemnifying Party written notice describing such claim and, to the extent known, the nature and amount of such Indemnifiable Loss; provided, however, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party.
11.6.4    Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party, within ten (10) Business Days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has and is reasonably likely at all times to continue to have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder with respect thereto, (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, and (iv) the Third Party Claim (x) does not seek injunctive relief, specific performance or other similar equitable relief as the primary remedy, has not been brought by any Governmental Authority, and does not allege any criminal allegations, (y) is not one in which the Indemnifying Party is also a party and, in the opinion of counsel to the Indemnified Party, there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, or (z) does not involve a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. Notwithstanding anything in this Section 11.6.2 to the contrary, the Sellers Representative shall have the sole and exclusive authority to conduct the defense of any matter set forth in Section 11.2.2 of the Disclosure Schedule.
11.6.5    So long as the conditions set forth in Section 11.6.2 are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 11.6.2,

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(ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense, (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to any Third Party Claim (or any matter set forth in Section 11.2.2 of the Disclosure Schedule), or enter into any settlement which either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in any Third Party Claim (or any matter set forth in Section 11.2.2 of the Disclosure Schedule) releases the Indemnified Party from all Liability with respect thereto without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), and (v) the Indemnified Party shall, at the Indemnifying Party’s request and at the Indemnifying Party’s expense, reasonably cooperate in the defense of any Third Party Claim (or any matter set forth in Section 11.2.2 of the Disclosure Schedule). In the event that the conditions in Section 11.6.2 are not satisfied or become unsatisfied in the case of any Third Party Claim, then the Indemnified Party may assume control of the defense of such claim (provided, that the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed)).

11.7	Calculation of Indemnification Payments.
11.7.1    The amount of any Indemnifiable Loss payable under this Section 11 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party from insurance policies or from any other Person alleged to be responsible for such Indemnifiable Loss (“Alternative Arrangements”), in each case net of the following (collectively, “Collection Expenses”): (i) costs and expenses incurred by such Indemnified Party or its Affiliates in procuring such recovery, (ii) any retro-premium obligations, increases in premiums or premium adjustments to the extent attributable to such recovery, and (iii) deductibles and other amounts incurred in connection with such recovery. If the Indemnified Party actually receives any amounts under any Alternative Arrangements with respect to such Indemnifiable Loss, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly (but in any event within ten (10) Business Days after such determination) reimburse the Indemnifying Party for any indemnification payment actually made to such Indemnified Party by such Indemnifying Party in connection with providing such indemnification payment up to the amount actually received by the Indemnified Party, in each case, net of associated Collection Expenses. Notwithstanding anything to the contrary contained in this Agreement, no Buyer Party will be entitled to be indemnified under this Section 11 for any Loss to the extent that it has been taken into account in the final determination of Actual Company Indebtedness, Actual Company Transaction Expenses or Actual Net Working Capital pursuant to Section 2.4 hereof.
11.7.2    Indemnification payments under Section 10 and this Section 11 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. However, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Losses in any Tax year in which or prior to which such Losses were incurred (or in any of the two (2) immediately succeeding Tax years), the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Losses) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative Liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses from all taxable years, exceeds the Indemnified Party’s actual cumulative Liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items

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attributable to the Losses for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).
11.7.3    Subject to the other provisions regarding indemnification contained herein, if the Sellers are obligated to reimburse or compensate the Buyer Parties for any Buyer Indemnifiable Losses in connection with a claim for indemnification by the Buyer Parties under Section 10.1, Section 11.2.2(i), Section 11.2.2(ii), Section 11.2.2(iv) or Section 11.2.2(v), then indemnification for such Losses, subject to the applicable limitations, if any, set forth in Section 11.5, shall be satisfied first from the then remaining balance of the Indemnity Escrow Amount in the Escrow Account and then, to the extent there are insufficient funds in the portion of the Escrow Account attributable to the Indemnity Escrow Amount, directly from the Sellers on a several but not joint basis in accordance with each Seller’s Pro Rata Portion; provided, that, if (i) the Sellers are obligated to reimburse or compensate the Buyer Parties for any Buyer Indemnifiable Losses in connection with a claim for indemnification by the Buyer Parties under Section 10.1, Section 11.2.2(i), Section 11.2.2(ii), Section 11.2.2(iv) or Section 11.2.2(v), (ii) there are insufficient funds in the portion of the Escrow Account attributable to the Indemnity Escrow Amount to satisfy such Buyer Indemnifiable Losses, and (iii) there has previously been a distribution from the portion of the Escrow Account attributable to the Indemnity Escrow Amount to satisfy any Liabilities for Taxes pursuant to Section 10.1 or Section 11.2.2(iv), each Seller shall promptly following any final determination of the amount of any such insufficiency, and in any event within three (3) Business Days thereof, contribute, pursuant to the wire transfer instructions provided by the Sellers Representative, which wire transfer instructions the Sellers Representative shall provide to the Sellers within the aforementioned time period, an amount equal to such Seller’s Pro Rata Portion of such insufficiency to the Escrow Agent to thereafter be held and disbursed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement.

11.8
No Contribution or Circular Recovery. The Sellers shall not have any right of contribution against Buyer, the Company, any of their respective Subsidiaries or any other Buyer Party with respect to any Buyer Indemnifiable Losses. The Sellers hereby agree that they shall not make any claim for indemnification against Buyer, the Company (following the Closing), any of their respective Subsidiaries or any other Buyer Party by reason of the fact that the Sellers or any of their agents or other representatives was a controlling person, equityholder director, officer, manager, employee, agent or other representative of the Company or any of its Subsidiaries or was serving as such for another Person at the request of the Company or any of its Subsidiaries (whether such claim is for losses of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Document, contractual obligation or otherwise) with respect to any claim brought by Buyer against such Person pursuant to Section 11 of this Agreement.

11.9
Certain Determinations. Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” or similar qualifiers as if such words and surrounding related words (e.g. “reasonably be expected to,” “could have” and similar restrictions and qualifiers) were deleted from such representation and warranty, (i) except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold in which case such provision shall not deleted for purposes of determining the lists of items which must be disclosed, including with respect to the definition of “Material Contracts” and all uses of such defined term, and (ii) except for purposes of Section 5.23.

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11.10
Mitigation. Each Party seeking indemnification hereunder shall use Reasonable Efforts to mitigate any Losses as soon as reasonably practicable after such party becomes aware of any event which such party believes does, or could reasonably be expected to, give rise to Losses for which such party would seek indemnification hereunder.

11.11
Exclusive Remedy. Following the Closing Date, the respective rights of the Buyer Parties and the Seller Parties to indemnification pursuant to Section 10 or this Section 11 shall be the sole and exclusive remedy available to such parties with respect to any and all claims with respect to the subject matter of this Agreement or the transactions set forth herein (including, without limitation, with respect to any Environmental Laws) (other than disputes under Section 2.4, which disputes under Section 2.4 shall be resolved in accordance with the dispute resolution mechanism set forth in Section 2.4). Notwithstanding the foregoing, (i) nothing herein shall limit or impair any party’s right to obtain specific performance or other injunctive relief with respect to any breach or anticipated breach of this Agreement or limit a cause of action in the case of actual, intentional (and not constructive or any other type of) fraud, and (ii) the limitations on remedies contained in this Section 11.11 do not apply to the Ancillary Agreements.

12.	Termination.

12.1	Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing only as follows:
12.1.11    by mutual written consent duly executed by each of the Company, the Sellers Representative (on behalf of the Sellers) and Buyer;
12.1.12    by Buyer (on the one hand) or the Company and the Sellers Representative (on the other hand), upon notice to the other, if the transactions contemplated by this Agreement have not been consummated on or prior to December 31, 2014 or such later date, if any, as Buyer and the Company and the Sellers Representative (on behalf of the Sellers) may agree upon in writing (the “Outside Date”); provided, however, that (i) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 12.1.2 if Buyer’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby and (ii) the Company and the Sellers Representative shall not be entitled to terminate this Agreement pursuant to this Section 12.1.2 if the Company’s, any Seller’s or the Sellers Representative’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby;
12.1.13    by the Company and the Sellers Representative, if (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement that are to be performed by it such that the condition to Closing set forth in Section 9.3.1.3 would not be satisfied or (ii) there exists an inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement such that the condition to Closing set forth in Section 9.3.1.1 or Section 9.3.1.2, as applicable, would not be satisfied, and in the case of both clauses (i) and (ii) of this Section 12.1.3, such breach or failure to perform or such inaccuracy or breach is not cured within ten (10) days after receipt of written notice thereof from the Company or is incapable of being cured by Buyer by the Outside Date; or
12.1.14    by Buyer, if (i) the Company, any Seller or the Sellers Representative has breached or failed to perform any of its covenants or other agreements contained in this Agreement that are to be performed by it such that the condition to Closing set forth in Section 9.2.1.3 would not be satisfied or (ii) there exists an inaccuracy in or breach of any representation or warranty of any Seller or the Company contained in this Agreement such that the condition to Closing set forth in Section 9.2.1.1 or

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Section 9.2.1.2, as applicable, would not be satisfied, and in the case of both clauses (i) and (ii) of this Section 12.1.4, such breach or failure to perform or such inaccuracy or breach is not cured within ten (10) days after receipt of written notice thereof from Buyer or is incapable of being cured by the applicable Seller(s) or the Company (as applicable) by the Outside Date.

12.2
Effect of Termination. In the event of termination of this Agreement pursuant to Section 12.1, this Agreement will become void and have no further force or effect, without any Liability on the part of the Sellers, the Company, the Sellers Representative or Buyer, other than the provisions of this Section 12.2, Section 11 (to the extent applicable) and Section 13 which will each survive any termination of this Agreement; provided, however, that nothing herein will relieve any Party from any Liability for any willful breach of this Agreement by such Party occurring prior to such termination. A Party’s right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such Party may have.

13.	Miscellaneous.

13.1	Sellers Representative.
13.1.15    SPC Partners IV, L.P. is hereby approved by the Sellers (the “Sellers Representative”) to serve as the sole and exclusive representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Sellers Representative. Each of the Sellers irrevocably appoints the Sellers Representative as the agent, proxy and attorney in fact for such Seller for all purposes of this Agreement, including full power and authority on such Seller’s behalf (i) to consummate the transactions contemplated herein, (ii) to pay expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) to disburse any funds received hereunder to such Seller and each other Seller, (iv) to execute and deliver on behalf of such Seller any amendment or waiver hereto, (v) to negotiate, settle, compromise and otherwise handle any claims for indemnification or other claims made pursuant this Agreement to the extent that each of the Sellers is equally affected (on a pro rata basis) with respect to such claims for indemnification, and (vi) to do each and every other act and exercise any and all other rights which such Seller is, or Sellers collectively are, permitted or required to do or exercise under this Agreement. The Sellers Representative hereby agrees to act on behalf of the Sellers, and accepts the appointment by each such Seller to act on its behalf, as provided herein. The appointment of the Sellers Representative shall be coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason. Buyer (x) agrees with such appointment and (y) shall be entitled to rely on any and all action taken by the Sellers Representative. If the Sellers Representative notifies Buyer in writing that Buyer shall interact only with the Sellers Representative with respect to a specific matter, then Buyer shall be entitled and agrees to interact only with the Sellers Representative and not with any other Seller with respect to such matter.
13.1.16    All decisions, actions, consents and instructions of the Sellers Representative shall be final and binding upon all the Sellers and no Seller shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith, willful misconduct or gross negligence. Neither the Sellers Representative nor any agent employed by Sellers Representative shall incur any liability to any Seller relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith, willful misconduct or gross negligence. The Sellers Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts actually received on behalf of such Seller. The Sellers Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

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13.1.17    The Sellers shall use Reasonable Efforts to cooperate with the Sellers Representative and any accountants, attorneys or other agents whom the Sellers Representative may retain to assist in carrying out Sellers Representative’s duties hereunder. To the extent the Sellers Representative Amount has been depleted, the Sellers shall reimburse the Sellers Representative for all costs and expenses, including professional fees, incurred.
13.1.18    In the event that the Sellers Representative becomes unable to perform the Sellers Representative’s responsibilities or resigns from such position, the Sellers holding, prior to the Closing, a majority of the Company Shares shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Sellers Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Sellers Representative.
13.1.19    At the Closing, Buyer shall deliver to the Sellers Representative the Sellers Representative Amount to cover and reimburse the fees and expenses incurred by the Sellers Representative for its obligations in connection with this Agreement and the transactions contemplated herein. The Sellers Representative shall document any fees and expenses incurred by it and their disbursement from the Sellers Representative Amount and, upon request, provide such documentation to the requesting Seller(s). Any balance of the Sellers Representative Amount not incurred for such purposes shall promptly be returned to the Sellers in accordance with their respective Pro Rata Portion.
13.1.20    Buyer and the Company agree that the Company, each Subsidiary of the Company, and the Sellers Representative (and its Affiliates) have retained Kirkland & Ellis LLP (“Sellers’ Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Sellers’ Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of the Sellers’ Counsel for conflict of interest or any other purposes as a result thereof. Buyer and the Company hereby agree that, in the event that a dispute arises between Buyer, the Company, any Subsidiary of the Company or any of their respective Affiliates and Sellers Representative or any of its Affiliates, Sellers’ Counsel may represent Sellers Representative or any of its Affiliates (or any of their respective officers, employees, directors, partners or managers) in such dispute even though the interests of Sellers Representative or any of its Affiliates may be directly adverse to Buyer, the Company, any Subsidiary of the Company or any of their respective Affiliates and even though Sellers’ Counsel may have represented the Company and/or any Subsidiary of the Company in a matter substantially related to such dispute, and Buyer, the Company, each Subsidiary of the Company and all of their respective Affiliates hereby waive and agree not to assert, on behalf of themselves and each of their Affiliates, any conflict of interest in connection with such representation (including any litigation, arbitration, mediation or other proceeding), by Sellers’ Counsel. Each of Buyer, the Company and each Subsidiary of the Company further agrees that, to the extent that pre-Closing communications among Sellers’ Counsel, the Company any Subsidiary of the Company and/or any Seller relate to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Sellers Representative and its Affiliates, as applicable, and may be controlled by Sellers Representative and its Affiliates and shall not pass to or be claimed by Buyer, the Company, any Subsidiary of the Company or any of their respective Affiliates.

13.2	Regulatory Filings.
13.2.4    Notwithstanding anything to the contrary set forth herein, each of Buyer, the Sellers and the Sellers Representative undertakes and agrees to file (and each agrees to cause any Person that may be deemed to be the ultimate parent entity or otherwise to control Buyer or the Company, as applicable,

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to file, if such filing is required by Law) as soon as practicable, and in any event prior to five (5) Business Days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (the “HSR Filings”) and all other notifications and other filings under any other applicable Merger Control Law (together with the HSR Filings, the “Antitrust Filings”) that Buyer and the Sellers Representative deem advisable or appropriate, in each case, with respect to the transactions contemplated by this Agreement (the “Proposed Transactions”).
13.2.5    Each of Buyer, the Sellers and the Sellers Representative shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation; and (ii) subject to Section 13.2.4 below, participate in meetings with officials of such Governmental Authority in the course of its review of this Agreement or the Proposed Transactions hereby; provided, that, each of Buyer, the Sellers and the Sellers Representative reserve the right to request individual meetings with the Governmental Authority in the event of a material business reason, as determined in its discretion, with the understanding that such meetings would include outside antitrust counsel for the other party who is subject to a specific confidentiality agreement; and (iii) certify substantial compliance with any request for additional information as soon as practicable; and (iv) not extend any waiting period under the HSR Act or other applicable Merger Control Law or enter into any agreement with any Governmental Authority not to consummate the Proposed Transactions, except with the prior consent of the other (which shall not be unreasonably withheld, conditioned or delayed).
13.2.6    Each of the Sellers, the Sellers Representative and Buyer shall use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation Law that may be asserted by any Governmental Authority with respect to the Proposed Transactions so as to enable the Closing to occur as soon as reasonably possible and to avoid any suit or proceeding which would otherwise have the effect of preventing or delaying the Closing. The steps required by the preceding sentence shall include Buyer proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, all such actions or non-actions as may be required in order to satisfy the conditions in Section 9.1, including but not limited to asset or product divestitures and conditions or restrictions on business conduct, including those actions or non-actions that limit Buyer’s or its Subsidiaries’ freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Buyer or its Subsidiaries or the Company or its Subsidiaries, so as to allow a Closing as soon as reasonably possible and in all events prior to the Outside Date and/or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing. At the written request of Buyer, the Sellers Representative shall agree, on behalf of the Sellers, to take any action in the preceding sentence; provided, that, any such action may be conditioned upon the consummation of the Proposed Transactions. Notwithstanding the foregoing, nothing in this Agreement, including Buyer’s reasonable best efforts obligation set forth in the first sentence of this Section 13.2.3, (i) shall require, or be construed to require, Buyer to (A) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber, (B) hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber, or (C) agree to any changes (including through a licensing arrangement) or restriction on, or other impairment of, Buyer’s, the Company’s or any of their respective Subsidiaries’ ability to own or operate or control, in the case of each of (A), (B), and (C), either before or after the Closing, the Monistat brand or any assets, licenses, operations, rights, product lines, business, properties, services or interests of Buyer (including, for purposes of this sentence, the Company or any of Buyer’s or the Company’s Subsidiaries) that individually or collectively produced, in the aggregate, net revenues in an amount equal to or in excess of $75,000,000 for Buyer, or the Company, and/or any of their respective

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Subsidiaries, as applicable, during the 2013 fiscal year. For purposes of the foregoing, net revenues shall be in each case calculated in accordance with GAAP, on a basis consistent with the accounting principles used in preparing Buyer’s 2013 audited financial statements as filed with the United States Securities and Exchange Commission (provided, that (x) in the case of businesses or assets that were acquired during the 2013 fiscal year, the net revenues with respect to the business or assets that were so acquired shall include the net revenues produced by the transferee in the 2013 fiscal year prior to such acquisition, (y) with respect to a product that was introduced in the 2013 fiscal year, the aggregate produced net revenues for purposes of this calculation shall mean such amounts projected in the most recent regularly prepared budget for the fiscal year following the year in which the product launched and (z) for the avoidance of doubt, “net revenues” shall not be determined on the basis of “net retail revenues”).
13.2.7    Each of the Sellers Representative and Buyer shall (i) promptly notify the other Party of any written communication to that Party (or in the case of the Sellers Representative, to any of the Sellers) or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other Party, or at such other Party’s election, solely its outside counsel, to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its Affiliates (or in the case of the Sellers Representative, any of the Sellers) to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Proposed Transactions unless it consults with the other party in advance and, then to the extent permitted by such Governmental Authority and mutually agreed to by the parties, gives the other Party or solely its outside counsel the opportunity to attend and participate thereat; and (iii) furnish the other Party, or at such Party’s election, solely its outside counsel, with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them (or in the case of the Sellers Representative, between any of the Sellers) and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Proposed Transactions, subject to applicable legal and confidentiality restrictions.
13.2.8    The Sellers Representative and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 13.2 as “outside counsel only”; provided, further, that, materials concerning the valuation of the Business may be redacted. Materials designated as for “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, managers or directors of the recipient unless express permission is obtained in advance from the source of the material or its legal counsel.
13.2.9    Other than the Merger Control Law Fees (fifty percent (50%) of which shall be paid by the Sellers and fifty percent (50%) of which shall be paid by Buyer) all filing fees and filing expenses (which shall not include any party’s legal fees in connection therewith) of the Sellers Representative and Buyer in connection with any filing or submission in connection with the efforts referenced in this Section 13.2 shall be borne by Buyer.
13.2.10    From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Buyer and its Affiliates shall not acquire all or any portion of the equity or assets of any business entity, if the consummation of such acquisition would reasonably be expected to delay consummation of the transactions contemplated by this Agreement, or otherwise cause the conditions set forth in Section 9.1.3 to not be satisfied as expeditiously as possible, prior to the Outside Date; provided, that nothing herein shall limit, restrict, or otherwise prohibit Buyer’ or any

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of its Affiliates’ acquisition of Hydralyte™ in Australia and New Zealand from The Hydration Pharmaceuticals Trust of Victoria, Australia.

13.3
Press Releases and Announcements. Prior to Closing, no Party shall, nor shall it permit any of its managers, directors, officers, employees, agents, or representatives to, issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties. Following the Closing, no Party shall, nor shall it permit any of its agents or representatives to, issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, unless the information to be contained in such a press release or public announcement is already available to the public or , with respect to public announcements and press releases by Buyer, in the industry in which the Company and/or its Subsidiaries operate, other than as a result of a breach of this provision by the issuing Party; provided, however, that both prior to and following the Closing, any Party may make any public disclosure it believes in good faith is required by Law, including the rules or regulations of any United States or foreign securities exchange, in which case the disclosing Party will advise the other Parties prior to making the disclosure and shall insofar as may be practicable reflect on such disclosure substantially all reasonable comments of the other Parties; provided further, that (i) any Seller may disclose this Agreement and the transactions contemplated hereby to the extent required for financial reporting purposes and to its investors, employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of its business (so long as such Persons agree to or are bound by Contract to keep the terms of this Agreement confidential) and (ii) Buyer may disclose this Agreement and the transactions contemplated hereby to its employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of its business (so long as such Persons agree to or are bound by Contract to keep the terms of this Agreement confidential).

13.4
Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Buyer, the Company or the Sellers, as applicable, in accordance with their specific terms or were otherwise breached by Buyer, the Company or the Sellers, as applicable. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement by any of Buyer, the Company or the Sellers, as applicable, and to enforce specifically the terms and provisions hereof against Buyer, the Company or the Sellers, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity.

13.5
No Third Party Beneficiaries. Except with respect to each of the Debt Financing Sources, who shall be third party beneficiaries of this Section 13.5 and Sections 13.11, 13.12 and 13.13 hereof, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than as is expressly provided herein including with respect to, the Parties, the Buyer Parties and the Seller Parties any rights or remedies under or by reason of this Agreement.

13.6
Entire Agreement. This Agreement (including the other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

13.7
Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior

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written approval of the other Parties, except that Buyer may assign (i) its rights and obligations hereunder to any of its Affiliates (provided, that no such assignment shall release Buyer from its obligations hereunder) and (ii) as collateral security, its rights pursuant hereto to any Person providing financing to Buyer or any of its Affiliates.

13.8
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or e-mail delivery of a “.pdf” or similar format data file, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” or similar format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” or similar format data file as a defense to the formation or enforceability of a contract, and each Party hereto forever waives any such defense.

13.9
Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (iii) one Business Day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

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If to the Company (prior to the Closing):	With a copy to (which shall not constitute notice to):
Insight Pharmaceuticals Corporation 900 Northbrook Drive, Suite 200 Trevose, PA 19053 Facsimile: (267) 852-0514 Attention: Gary Downing Jim Berwick	Kirkland & Ellis LLP 555 California Street, Suite 2700 San Francisco, CA 94104 Facsimile: (415) 439-1500 Attention: David A. Breach, P.C. Noah Boyens
If to any Seller or the Sellers Representative:	With a copy to (which shall not constitute notice to):
Swander Pace Capital 100 Spear Street, Suite 1900 San Francisco, CA 94105 Facsimile: (415) 477-8510 Attention: C. Morris Stout	Kirkland & Ellis LLP 555 California Street, Suite 2700 San Francisco, CA 94104 Facsimile: (415) 439-1500 Attention: David A. Breach, P.C. Noah Boyens
If to Buyer or the Company (post-Closing):	With a copy to (which shall not constitute notice to):
c/o Prestige Brands Holdings, Inc. 660 White Plains Road, Suite #250 Tarrytown, NY 10591 Facsimile: (914) 524-7488 Attention: Samuel C. Cowley, General Counsel and Vice President, Business Development	Reed Smith LLP 10 South Wacker Drive, 40th Floor Chicago, IL 60606 Facsimile: (312) 207-6400 Attention: Seth M. Hemming Michelle L. Moore
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.10
Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13.11
CONSENT TO JURISDICTION. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE APPLICABLE STATE OR FEDERAL COURTS SITTING IN WILMINGTON, DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED THERETO EXCEPT IN SUCH COURTS. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH HE, SHE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH COURT OR THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH OF THE PARTIES HERETO: (I) AGREES THAT IT WILL NOT BRING OR SUPPORT ANY PERSON IN ANY ACTION OF ANY KIND OR DESCRIPTION, WHETHER

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IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE DEBT FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, IN ANY FORUM OTHER THAN THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITHIN THE CITY OF NEW YORK, AND (II) AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THE DEBT COMMITMENT LETTER, ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) AGAINST ANY OF THE DEBT FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, SHALL BE EXCLUSIVELY GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OR CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

13.12
WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES IN CONNECTION HEREWITH (INCLUDING IN THE CASE OF ANY ACTION AGAINST ANY DEBT FINANCING SOURCE (OR ITS AFFILIATES) IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED UNDER THE DEBT COMMITMENT LETTER). THE PARTIES HEREBY EXPRESSLY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THEM TO ENTER INTO THIS AGREEMENT.

13.13
Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, the Company and the Sellers Representative. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind. Notwithstanding anything in this Agreement to the contrary, Sections 13.5, 13.11, 13.12 and this 13.13 hereof (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Sections 13.5, 13.10 13.11, 13.12 and this 13.13 hereof) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter on the date of this Agreement.

13.14
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration,

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or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

13.15
Expenses. Each of the Parties will bear such Party’s own costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated; provided, however, for purposes of clarity, in the event of a conflict between the foregoing and Section 1.1, Section 7.6.4, Section 10.8, or Section 13.2, then such other provision shall control.

13.16
Further Assurances. Each of Buyer, the Company, the Sellers and the Sellers Representative shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including, as and when reasonably requested by any Party hereto, executing and delivering, or causing to be executed and delivered, all such documents and instruments, and taking, or causing to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

13.17
Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to “Sellers” herein shall be deemed to refer both to each Seller on an individual basis and also to the Sellers on a collective basis. As used in this Agreement, the words “including” and “include” shall mean by way of example and not by way of limitation and shall be deemed to be followed by the phrase “without limitation” in each instance, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (i) to Sections, Exhibits and Schedules mean the Sections of and the Exhibits and Schedules attached to this Agreement, (ii) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement and (iii) to a Law means such Law as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, or in any Schedule or Exhibit hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. All amounts payable hereunder and set forth in this Agreement are expressed in U.S. dollars, and all references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars. The Parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any Party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or agreement.

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13.18
Directors and Officers. For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in such Person’s certificates of incorporation, bylaws, limited liability company agreement or comparable governing documents relating to the exculpation or indemnification of, or advancement of expenses to, any officers, directors or managers, it being the intent of the parties hereto that the officers, directors and managers of the Company and its Subsidiaries on the date hereof shall continue to be entitled to such exculpation, indemnification and advancement to the full extent of the Law. The provisions of this Section 13.18 are intended to be for the benefit of, and enforceable by, any Person who is on the date hereof, or who becomes prior to the Closing Date, an officer, director or manager of the Company or any Subsidiary of the Company and each such Person’s estate, heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have pursuant to law, the organizational documents of the Company or any Subsidiary of the Company, contract or otherwise.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first above written.

COMPANY:
INSIGHT PHARMACEUTICALS CORPORATION

By: /s/ Gary Downing
Name: Gary Downing
Title: Chief Executive Officer

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SELLERS:

SPC PARTNERS IV, L.P.

By: Swander Pace Capital IV, L.P., its general partner

By: SPC Management IV, LLC, its general partner

By: /s/ C. Morris Stout

Name: C. Morris Stout

Title: Managing Director

[Signatures continue on the following page.]

RANDOLPH STREET INVESTMENT PARTNERS, L.P. – 2008 DIF

By: /s/ Jack S. Levin

Name: Jack S. Levin

Title: Manager, Randolph Street Investment Management, LLC.
the Releasor’s General Partner

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ARES CAPITAL CORPORATION

By: /s/ R. Kipp deVeer

Name: R. Kipp deVeer

Title: Authorized Signatory

[Signatures continue on the following page.]

1829356 ONTARIO LIMITED

By: /s/ Raymond Shiu

Name: Raymond Shiu

Title: Authorized Signatory

[Signatures continue on the following page.]

TOWER SQUARE CAPITAL PARTNERS III, L.P.

By: Babson Capital Management LLC, as Investment Manager

By: /s/ Christopher P. Dowd

Name: Christopher P. Dowd

Title: Managing Director

TOWER SQUARE CAPITAL PARTNERS III-A, L.P.

By: Babson Capital Management LLC, as Investment Manager

By: /s/ Christopher P. Dowd

Name: Christopher P. Dowd

Title: Managing Director

TOWER SQUARE CAPITAL PARTNERS III-B, L.P.

By: Babson Capital Management LLC, as Investment Manager

By: /s/ Christopher P. Dowd

Name: Christopher P. Dowd

Title: Managing Director

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GE CAPITAL EQUITY INVESTMENTS, INC.

By: /s/ Phillip Croff

Name: Phillip Croff

Title: Duty Authorized Signatory

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NEWSTONE CAPITAL PARTNERS II, L.P.

By: Newstone Partners II, L.P., its general partner

By: Newstone Partners II, L.P., its general partner

By: /s/ Timothy P. Costello

Name: Timothy P. Costello

Title: Managing Director

[Signatures continue on the following page.]

/s/ Scott Emerson
Scott Emerson

[Signatures continue on the following page.]

/s/ Robert Casele
Robert Casale

[Signatures continue on the following page.]

/s/ Lisa Casolina
Lisa Casolina

[Signatures continue on the following page.]

/s/ Michael Dau
Michael Dau

[Signatures continue on the following page.]

/s/ Gary Downing
Gary Downing

[Signatures continue on the following page.]

/s/ Brad Doyle
Brad Doyle

[Signatures continue on the following page.]

/s/ Larry Freedman
Larry Freedman

[Signatures continue on the following page.]

/s/ Rebecca Goslee
Rebecca Goslee

[Signatures continue on the following page.]

/s/ Stephanie Gregg
Stephanie Gregg

[Signatures continue on the following page.]

/s/ Cassandra Hallberg
Cassandra Hallberg

[Signatures continue on the following page.]

/s/ Jim Berwick
Jim Berwick

[Signatures continue on the following page.]

/s/ Dennis Kinsey
Dennis Kinsey

[Signatures continue on the following page.]

/s/ Jennifer Moyer
Jennifer Moyer

[Signatures continue on the following page.]

/s/ Umberto (Al) Parrotta
Umberto (Al) Parrotta

[Signatures continue on the following page.]

/s/ Lauren Shulz
Lauren Shulz

[Signatures continue on the following page.]

/s/ Sharon Sulecki
Sharon Sulecki

[Signatures continue on the following page.]

/s/ Troy Talarico
Troy Talarico

[Signatures continue on the following page.]

/s/ Mickael Tukdarian
Mickael Tukdarian

[Signatures continue on the following page.]

/s/ Jeff Vernimb 4-24-14
Jeff Vernimb

[Signatures continue on the following page.]

SELLERS REPRESENTATIVE:

SPC PARTNERS IV, L.P.

By: Swander Pace Capital IV, L.P., its general partner

By: SPC Management IV, LLC, its general partner

By: /s/ C. Morris Stout
Name: C. Morris Stout
Title: Managing Director

[Signatures continue on the following page.]

BUYER:

MEDTECH PRODUCTS INC.

By: /s/ Matt M. Mannelly
Name: Matthew M. Mannelly
Title: Chief Executive Officer